AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 19, 1997
                                                          REGISTRATION NO. 333-



                     SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


                          CAI WIRELESS SYSTEMS, INC.
            (Exact name of registrant as specified in its charter)
            CONNECTICUT                               06-1324691
          (State or other jurisdiction of            (I.R.S. Employer
          incorporation or organization)             Identification Number)

                      18 CORPORATE WOODS BLVD., 3RD FLOOR
                            ALBANY, NEW YORK 12211
                                (515) 462-2632
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)


                              JARED E. ABBRUZZESE
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                          CAI WIRELESS SYSTEMS, INC.
                      18 CORPORATE WOODS BLVD., 3RD FLOOR
                            ALBANY, NEW YORK 12211
                                (518) 462-2632
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)


                                   COPY TO:

                               M. Louise Turilli
                              Day, Berry & Howard
                                  CityPlace I
                       Hartford, Connecticut 06103-3499
                                (860) 275-0178

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement when warranted by market conditions and other factors.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the Prospectus is expected to be made pursuant to Rule
      434, please check the following box.  [   ]


                            CALCULATION OF REGISTRATION FEE


Title of Shares            Amount to be     Proposed Maximum             Proposed Maximum             Amount of
to be Registered           Registered       Aggregate Price Per Unit     Aggregate Offering Price*    Registration Fee*

Common Stock, no           73,352              $2.203125                 $161.603.63                  $48.97
par value                  shares

         *Estimated solely for purposes of calculating the registration fee under Rule 457(c).
      (con't next page)

      Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included herein also relates to the Company's Registration Statement on Form S-3 (No. 33-99770) registering 7,567,897 shares of Common Stock, no par value, of the Company, Registration Statement on Form S-3 (No. 333-
      3334) and Registration Statement on Form S-3 (No. 333-12133).

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   4,969,091 SHARES

       CAI WIRELESS SYSTEMS, INC.

                     COMMON STOCK

                                (NO PAR VALUE)



    This Prospectus relates to 4,969,091 shares (the "Shares") of common stock, no par value (the "Common Stock"), of CAI Wireless Systems, Inc., a Connecticut corporation ("CAI" or the "Company"). All of the Shares being offered hereby are outstanding shares or shares issuable upon exercise of outstanding warrants.

    The Shares may be offered by certain Shareholders of the Company named herein (the "Selling Shareholders") from time to time in transactions on the Nasdaq National Market, in negotiated transactions, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Shareholders, and any agents or broker-dealers that participate with the Selling Shareholders in the distribution of the Shares, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on their resale of the Shares may be deemed to be underwriting commissions or discounts under the Securities Act. See "The Selling Shareholders" and "Plan of Distribution."

    None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. The Company has agreed to bear certain expenses (other than selling commissions) in connection with the registration of the Shares.

    The Common Stock of the Company is quoted on the Nasdaq National Market under the symbol "CAWS." On February 12, 1997, the per share closing price of the Common Stock as reported on the Nasdaq National Market was $2.0625.



   SEE "RISK FACTORS" FOR A DESCRIPTION OF CERTAIN RISKS TO BE CONSIDERED IN
        CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.

    INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SECURITIES MAY NOT BE SOLD NOR MAY
OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES
   EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR
 TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAW OF ANY SUCH STATE.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
        EXCHANGE COMMISSION OR ANY  STATE SECURITIES COMMISSION NOR HAS
            THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
             UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this Prospectus is February __, 1997.

                             AVAILABLE INFORMATION

       CAI has filed a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission"), Washington, D.C., with respect to the Shares of Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement on file with the Commission. The information omitted can be inspected at the office of the Commission, 450 Fifth Street, N.W., Washington, D.C., and copies can be obtained from the Commission at prescribed rates by writing to it at 450 Fifth Street, N.W., Washington, D.C. 20549. For further information pertaining to CAI and the Shares of Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof.

       CAI is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by CAI with the Commission can be inspected and copied at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The address of such site is (http://www.sec.gov).

       CAI Common Stock is quoted on the Nasdaq National Market (the "Nasdaq NM"). Reports, proxy and information statements, and other information concerning CAI may be inspected at the office of the National Association of Securities Dealers, Inc., 33 Whitehall Street, 10th Floor, New York, NY 10004.

                        INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The following documents have been filed by CAI with the Commission (File No. 0-22888) pursuant to the Exchange Act and are incorporated herein by reference:

       (1)   Annual Report on Form 10-K for the fiscal year ended March 31,
             1996;

       (2)   Annual Report on Form 10-K/A for the fiscal year ended March 31,
             1996;

       (3) Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 1996, September 30, 1996 and December 31, 1996;

       (4) Current Reports on Form 8-K dated April 25, 1996, May 30, 1996, July 3, 1996, August 12, 1996, September 20, 1996, September 27, 1996, November 6, 1996, January 3, 1997 and February 7, 1997;

       (5)   Current Reports on Form 8-K/A dated April 1, 1996; and

       (6) The description of the Company's Common Stock contained in its Registration Statement filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

       All documents filed by CAI pursuant to Section 13(a), 13(c), or 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Copies of the above documents (excluding exhibits to such documents, unless such exhibits are specifically incorporated by reference therein) may be obtained upon written or oral request without charge by each person, including beneficial owners, to whom this Prospectus is delivered from George M. Williams, CAI's Corporate Secretary, 18 Corporate Woods Blvd., 3rd Floor, Albany, New York 12211 (telephone number (518) 462-2632).

                                  THE COMPANY

       CAI Wireless Systems, Inc. ("CAI" or the "Company") is a leading developer, owner and operator of subscription television systems utilizing Multichannel Multipoint Distribution Services ("MMDS") spectrum, in terms of number of subscribers and number of line-of-sight households. The Company, since its formation, has focused on the development of MMDS subscription television systems in major metropolitan markets, primarily in the northeast and mid-Atlantic regions of the United States. CAI's 14 markets have the ability to reach approximately 13.1 million line-of-sight households as estimated by CAI ("LOS households"). CAI had approximately 76,000 subscribers as of December 31, 1996. In addition to the subscription television business, and in an effort to fully exploit its spectrum capacity, the Company has been pursuing the development of other business segments, including high speed Internet access, as well as other video and data transmission services and may seek to develop telephony delivery services as well.

       The Company has begun to explore the full capabilities of its MMDS spectrum that may be in addition to, or, in certain CAI markets, instead of, subscription television. The Company believes that its MMDS spectrum can be utilized as the transport system for fixed, flexible two-way uses that eventually could be combined into a wireless full service network--the Wireless Information Network ("WIN"). Although the Company recognizes that there are significant regulatory, technological and financial issues surrounding the development of such a network, the Company believes that WIN systems can be deployed in a reasonable manner to develop a commercially-viable means of delivering video, voice and data transmission services. There can be no assurance, however, that the Company will be able develop and implement WIN systems in any of its markets, or that, in the event a WIN system is developed and implemented in any of the Company's markets, that the Company could deploy such a system in a reasonable, commercially-viable and profitable manner. See "Risk Factors" for a description of the various risks associated with the development and implementation of alternative uses of the MMDS spectrum, as well as certain risks associated with the Company's current operations and financial condition.

       CAI is a Connecticut corporation. Its principal executive offices are located at 18 Corporate Woods Boulevard, 3rd Floor, Albany, New York 12211. CAI's telephone number is (518) 462-2632.

BACKGROUND

       The Company was formed in 1991 to invest in and operate MMDS subscription television systems. Through a series of acquisitions culminating in the merger of ACS Enterprises, Inc., an MMDS operator based in Philadelphia, Pennsylvania with operating systems in Philadelphia, Cleveland, Ohio and Bakersfield, California, into CAI in September 1995, the Company has grown to become the largest MMDS operator in the United States in terms of both television and LOS households. The Company enhanced its spectrum capacity during 1996 by being the industry leader in the auction (the "FCC Auction") of MMDS spectrum rights in 493 Basic Trading Areas ("BTAs") conducted by the Federal Communications Commission ("FCC"). CAI, in an effort to offer maximum service, was the top bidder in the FCC Auction with a total bid of $36.2 million for the BTA rights for its existing markets as well as for new markets.

       The Company made its initial public offering in February 1994, and issued $275 million aggregate principal amount of its 12 1/4% Senior Notes due 2002 in September 1995. As of December 31, 1996, the Company had 40,540,539 shares of its common stock, without par value (the "Common Stock"), issued and outstanding.

       In addition to the consummation of several acquisitions and the offering of CAI's Senior Notes, the Company also completed a series of transactions with affiliates of Bell Atlantic Corporation ("Bell Atlantic") and NYNEX Corporation ("NYNEX") in September 1995. In March 1995, CAI entered into a strategic business relationship with BANX Partnership, an affiliate of Bell Atlantic and NYNEX (the "BANX Partnership") and with other affiliates of Bell Atlantic and NYNEX (the "BANX Affiliates"). This relationship consisted of (i) the signing of the Business Relationship Agreement, as amended (the "BR Agreement") with the BANX Affiliates, (ii) the purchase by the BANX Partnership of $30 million of convertible Term Notes due May 9, 2005 ("Term Notes") and Warrants (the "Warrants") to purchase convertible preferred stock, no par value (the "Voting Preferred Stock"), and (iii) the purchase by the BANX Partnership of $70 million of 14% Senior Convertible Preferred Stock, par value $10,000 per share ("Senior Preferred Stock"; and together with the Term Notes, Voting Preferred Stock and Warrants, the "CAI Securities") and additional Warrants. The full conversion or exercise of the CAI Securities would result in the BANX Partnership having to make an additional investment in CAI for approximately $202 million (subject to adjustment as contemplated by the Modification Agreement (as defined herein)) and its pro forma ownership interest in CAI increasing to approximately 45%. None of the CAI Securities had been exercised or converted.

       Pursuant to the BR Agreement, which was intended to allow CAI to realize revenue in certain of its markets without incurring substantial capital expenditures required for subscriber equipment and installation as well as eliminate most operating costs, other than channel license fees and distribution system expenses, CAI granted to each BANX Affiliate the ability, on a market by market basis, to elect to become the marketer and provider of subscription television services using CAI's MMDS transmission systems in each market in their respective service areas in exchange for monthly service revenues based on the number of serviceable households and subscribers in each market so optioned by a BANX Affiliate. In connection with the Company's obligations under the BR Agreement, CAI substantially completed the construction of digital video delivery systems in Boston, Massachusetts and Hampton Roads, Virginia. Through December 12, 1996, however, neither BANX Affiliate had exercised their respective options under the BR Agreement in these or any other markets contemplated by the BR Agreement.

       On December 12, 1996, the Company and the various BANX entities reached an agreement (the "Modification Agreement") modifying certain terms of the BR Agreement and providing CAI or its designee with the right to acquire the CAI Securities. For a one-year period beginning on December 12, 1996, the Modification Agreement suspends the right of the BANX Affiliates to option any market for the development of subscription video services utilizing CAI's MMDS spectrum and, therefore, relieves CAI of its obligations to reserve its MMDS spectrum for imminent use by the BANX Affiliates as a video delivery platform. This suspension also relieves CAI of certain construction obligations otherwise imposed upon CAI by the BR Agreement, and therefore, provides relief from the capital expenditure associated with such construction. The Modification Agreement also enables CAI, during the one-year suspension period, to use its MMDS spectrum in markets subject to the BR Agreement for applications other than video transmission, subject to receipt of requisite regulatory approval, and to enter into new strategic relationships with third parties during the one-year suspension period.

       In addition to suspending CAI's obligations under the BR Agreement for one year, the Modification Agreement provides CAI or its designee the right to acquire all, but not less than all, of the $100 million in CAI Securities held by the BANX Partnership. If notice to purchase the BANX Securities is received by the BANX Partnership within the first 120 days after the date of the Modification Agreement, the purchase price for the CAI Securities is $121,000,000; if received in the next 120 days, the purchase price is $100,000,000, together with accrued interest and dividends, plus $10 million, and if notice is received in the balance of the year, the purchase price is $100,000,000, together with accrued interest and dividends, plus $20 million. In connection with the arrangement, the average per share exercise/conversion price of the CAI Securities is reduced from $8.19 to $5.31, on full conversion and exercise. The exercise price is subject to readjustment in certain events. The Company is actively seeking new strategic investors interested in purchasing the CAI Securities. See "The Company - Recent Developments - Interim and Long-term Financing."

       In connection with the closing of any such purchase of the CAI Securities, Bell Atlantic and NYNEX have agreed to return to the Company their shares in CS Wireless Systems, Inc. ("CS Wireless"), representing almost 10% of the outstanding stock of this CAI majority-owned joint venture with Heartland Wireless Communications, Inc. See "The Company - Recent Developments - Interest in CS Wireless."

       In the event that CAI does not purchase the CAI Securities or cannot locate a third party purchaser to do so within the first 270 days after December 12, 1996, the BANX Partnership has the right to sell the CAI Securities. If, after one year, the CAI Securities have not been purchased by CAI or a third party, the BR Agreement is reinstated. Upon the purchase of the CAI Securities, the BR Agreement terminates.

BUSINESS STRATEGY

       The Company, since its formation, has focused on the development and operation of MMDS subscription television systems concentrated in major metropolitan areas located in the northeast and mid-Atlantic regions of the United States. With the suspension of the BR Agreement and the receipt of regulatory approvals not previously sought by MMDS operators or granted by the FCC, the Company has begun to explore the full capabilities of its MMDS spectrum that may be in addition to, or in certain CAI markets, instead of, subscription television. The Company believes that its MMDS spectrum can be utilized as the transport system for fixed, flexible two-way uses that eventually could be into a wireless full service network-the Wireless Information Network ("WIN"). Although the Company recognizes that there are significant regulatory, technological and financial issues surrounding the development of such a system in any of CAI's markets, the Company believes that WIN systems can be deployed in a reasonable manner to develop a commercially-viable means of delivering video, voice and data transmission services.

       The Company has assembled significant spectrum rights in the northeast and mid-Atlantic regions of the United States, and is continuing to acquire channel rights in anticipation of developing digital systems which will allow CAI to utilize higher output power and compression technologies to increase channel capacity. CAI originally began to acquire its spectrum capacity in preparation for its obligations under the BR Agreement, which required CAI to deliver a minimum number of channels in each of the markets subject to the BR Agreement. During the one-year suspension period, the Company intends to utilize its significant spectrum capacity to develop systems that are capable of delivering video, voice and data, subject to regulatory approval. Although the Company believes that it will be possible to offer all three services in any given market once regulatory approval for fixed, flexible two-way use is approved for such market, the allocation of channels among the various services is expected to be driven by consumer demand for such services in the Company's markets and not all services may be offered in all markets. The Company's initial efforts with respect to the development of fixed, flexible two-way use of the MMDS spectrum have been limited primarily to its Boston market.

       The table below sets outlines as of December 31, 1996 (except as indicated in the footnote below) the characteristics of the markets in which the Company has an operational subscription television system or in which the Company holds significant spectrum rights:

                                Estimated Total      Estimated       Number           New
                  DMA           Service Area            LOS          of Channels      Channels
   MARKET         RANK{(1)}     HOUSEHOLDS{(2)}      HOUSEHOLDS{(2)} AVAILABLE{(3)}   APPLIED FOR
New York City       1              5,563,000           4,173,000         36               0
Long Island{(4)}   N/A               619,000             464,000         20              13
Philadelphia        4              2,646,000           1,750,000         41               2
Boston              6              2,122,000           1,283,000         30               3
Washington, DC      7              1,884,000           1,160,000         24               4
Pittsburgh         17              1,170,000             775,000         23               9
Baltimore          23                980,000             740,000         32               1
Hartford           26                911,000             526,000         20               3
Buffalo            36                656,000             408,000         31               2
Norfolk            40                619,000             430,000         32               1
Providence         46                557,000             503,000         23              10
Albany             52                507,000             332,000         32               0
Syracuse           67                398,000             278,000         18               7
Rochester          17                372,000             323,000         27               6
     TOTALS                       19,004,000          13,145,000

{(1)} DMA is the Designated Market Area as determined by A.C. Nielsen Company as of December 1994.

{(2)} The Estimated Total Service Area Households for each market represents
   CAI's estimate of the number of households within the service area of the primary transmitter in each market based on 1990 Census Data. The Estimated LOS Households for each market represent the approximate number of Estimated Total Service Area Households within the service area of the primary transmitter that can receive an unobstructed signal, as estimated by CAI, based on a topographical analysis of each individual market. The service area for a market varies from 25 to 40 miles based on transmitter height, transmitter power, and the proximity of adjacent wireless systems.
   Estimated Total Service Area Households and Estimated LOS Households for Boston, Providence, Hartford, New York City, Long Island, Washington, D.C. and Baltimore have been adjusted to eliminate overlapping regions.

{(3)} The Number of Channels Available comprises wireless cable channels and local broadcast channels that can be received by subscribers. Wireless cable channels are either licensed to CAI or leased to CAI from other license holders. The Number of Channels Available includes 10 off-air channels in Philadelphia and 11 in New York City. The Number of Channels Available includes certain channels that are subject to FCC approvals or third party interference agreements. CAI has pending FCC applications concerning co-location of transmission sites and/or an increase in broadcast power with respect to 5 channels in Philadelphia, 5 channels in Hartford, 4 channels in New York City, 7 channels in Washington, D.C., 24 channels in Rochester, 18 channels in Providence, 3 channels in Buffalo, 20 channels in each of Norfolk and Boston and 18 channels in Long Island. The Number of Channels Available includes ITFS channels that may not be available for commercial programming by CAI.

{(4)} The Long Island market includes Nassau and Suffolk counties in New York
   State.

       In addition to the markets set forth above, CAI holds 52% of CS Wireless Systems, Inc., a Delaware corporation ("CS Wireless") formed on February 23, 1996 by the Company and Heartland Wireless Communications, Inc., an MMDS subscription television operator of small- to mid-sized markets ("Heartland"). Pursuant to the terms of a Participation Agreement dated December 12, 1995 (as amended, the "Participation Agreement") among the Company, Heartland and CS Wireless, each of CAI and Heartland contributed MMDS assets and channel rights and stock of subsidiaries owning such assets and channel rights to CS Wireless. As a result of the contributions and transactions effected by CS Wireless following its formation, CS Wireless currently has 11 markets, encompassing on a pro forma basis for publicly announced transactions approximately 7.4 million television households, approximately 6.0 million of which are LOS households, as estimated by CS Wireless. As of December 31, 1996, CS Wireless provided service to approximately 65,600 subscribers. See "-Recent Developments - Interest in CS Wireless."

       MMDS spectrum is regulated by the Federal Communications Commission ("FCC") which governs, among other things, the issuance, renewal, assignment, transfer and modification of licenses necessary for MMDS systems to operate. "MMDS" is the vernacular term used to describe CAI's business and includes both MMDS and Multichannel Distribution Service ("MDS") channels, as well as Instructional Television Fixed Service ("ITFS") channels. To date, the MMDS spectrum has been licensed by the FCC for one-way video and data transmission on an industry-wide basis. In addition, CAI has applied for and received a variety of authorizations from the FCC for fixed, flexible use of its MMDS spectrum in certain of CAI's markets. The Company has received from the FCC
(i) authorization for a market trial of up to 500 customers for CAI's high speed one-way Internet access product (which uses a telephone line for the return path) in Rochester, New York, (ii) authorization for a market trial of up to 1,000 customers for CAI's high speed one-way Internet access product in New York City, and (iii) permanent authorization for fixed, two-way flexible use of five channels for 16 sites located in and around the Company's Boston
market.   The Company has also received developmental authorization to test fixed, flexible two-way uses on two channels located in its Hartford, Connecticut market, however, the Company does not have any plans to conduct any testing in this market at this time.

       SUBSCRIPTION TELEVISION BUSINESS. The Company operates six analog-based MMDS television systems and holds significant spectrum rights in eight additional markets where it has not yet commenced operational systems. The Company's traditional focus has been the development of MMDS subscription television systems in major metropolitan markets primarily in the northeast and mid-Atlantic regions of the United States. As of December 31, 1996, CAI had the ability to reach approximately 13.1 million LOS households (representing approximately 13.7% of all television households) and provided service to approximately 76,400 subscribers.

       The table below outlines as of December 31, 1996 the characteristics of the markets in which CAI operates subscription television systems.

                                                   Monthly
                     Number of     Revenue Per     Premium
    MARKET           SUBSCRIBERS   SUBSCRIBER ($)  PENETRATION{(1)}
New York City         13,300          44.07             133%
Philadelphia          46,000          34.99             143%
Washington, DC         2,500          36.14             136%
Norfolk                3,000          30.02             120%
Albany                 9,400          28.81              66%
Rochester              2,200          26.50              60%

_________________________
{(1)} Premium penetration is the ratio of the total number of premium channels received by subscribers in a market divided by the number of subscribers in that market. In most markets, the basic subscription service includes one premium channel.

     The Company has not actively sought to increase its television subscriber base in its existing operating analog systems. Originally, this decision was made in connection with the BR Agreement which contemplated that CAI would be required to transfer all of its analog television subscribers to the appropriate BANX Affiliate at the time such BANX Affiliate became the provider of video programming in a particular market. CAI was not entitled to any compensation for subscribers so transferred, so there was no incentive for CAI to increase its subscriber base. With the suspension of the BR Agreement, the Company plans to explore the full capabilities of its MMDS spectrum, including uses for such spectrum other than subscription television delivery. Consequently, the Company has maintained its strategy of not pursuing television subscriber growth while it evaluates its business opportunities other than subscription television services.

       The Company intends to commence digital subscription television service in the Boston market during the summer of 1997, pending the availability to the Company of the necessary subscriber equipment and access to pre-digitized compressed programming. Utilizing portions of the digital MMDS system built by the Company last year, CAI intends to launch the digital subscription television service in certain locations served by the Company's main transmitter located in downtown Boston and selected booster sites throughout the greater Boston area. There can be no assurance that the necessary subscriber equipment or access to pre-digitized compressed programming will be available to the Company in the Boston market, and if available, that the Company will be able to successfully launch and operate a digital subscription television business in this market. CAI has substantially completed construction of a second digital system in Hampton Roads, Virginia. The Company does not yet have a definitive timetable for the commercial deployment of digital subscription television service in this market; however, if and when CAI decides to launch a digital subscription television service in Hampton Roads or any other of CAI's markets, availability of necessary subscriber equipment and access to pre-digitized compressed programming must be secured in connection with any such service launch.

       ONE-WAY HIGH-SPEED INTERNET ACCESS. The Company believes that MMDS technology presents a viable option to traditional telephony providers as a "pipeline" through which Internet and commercial on-line services can be carried, especially for small- to medium -sized businesses seeking a cost-effective means of accessing such on-line services. To date, the FCC has licensed the MMDS spectrum for one-way video and data transmission. CAI further believes that the MMDS industry's systems, which can currently reach more than 50% of the nation's households, are superior to traditional telephone lines in terms of speed. An MMDS modem can transmit data at speeds of up to 27Mbps, nearly 1,000 times faster than a typical computer modem's 28.8Kbps . Several MMDS operators, including CAI, have successfully tested one-way Internet access capabilities over their existing systems, using a traditional
telephone line for the typically less data-intensive return path.   CAI intends
to enter the Internet access market as a retail Internet Access Provider ("IAP"), but is also expected to offer wholesale transmission services as well. The Company's wholesale service is expected to be offered to other IAPs.

       CAI recently initiated a commercial one-way Internet access service in Rochester, New York, where the FCC has granted CAI developmental authorization to conduct a market trial of up to 500 Internet subscribers. The Company's service in Rochester consists of one-way wireless high-speed downstream data transmission at speeds well beyond that of T-1 telephone lines. The service utilizes the Company's existing MMDS network for the downstream transmission, while the return path is handled using a traditional telephone line. The Company is marketing its Internet access service principally to small- to medium-sized businesses, for which, the Company believes, there is a significant need for high speed Internet access, but not necessarily the financial resources to install high cost telephone lines capable of providing comparable transmission speed. The Company is also conducting internet trials in Washington, D.C. in conjunction with Hybrid Networks, Inc., a manufacturer of Internet modems. There has been no definitive agreement to pursue commercial authorization for an Internet access service in Washington, D.C. as of the date hereof.

       In addition to the developmental authorization the Company has received for its Rochester market, the Company has received developmental authorization from the FCC to conduct a commercial market trial of up to 1,000 Internet access subscribers for its New York City market. The Company is in the preliminary stages of implementing the commercial trial in New York City, and expects that its high speed Internet access service should be available for subscribers during the first half of 1997.

       Internet access service is a new application for the MMDS platform. Although the Company has previously demonstrated the technology and equipment necessary to transmit data over its MMDS spectrum on several occasions and in various markets, there can be no assurance that the Company will be able to successfully deploy, in a commercial manner, an Internet access service over its MMDS spectrum in Rochester, New York City or any other market in which it may seek to initiate such a service.

       FIXED, FLEXIBLE TWO-WAY USE OF MMDS SPECTRUM. To date, the FCC has licensed the MMDS spectrum for one-way video and data transmissions. CAI has recently applied for, and has received from the FCC, additional authorizations from the FCC permitting CAI to develop fixed, flexible two-way uses of its MMDS spectrum in specified CAI markets for specific customer locations. The Company believes that fixed, flexible two-way use of the MMDS spectrum offers a significantly enhanced service capability and would present new opportunities for CAI and other MMDS operators. Based upon policy statements in which the FCC has consistently recognized that MMDS spectrum may be employed for a variety of video, voice and data transmission services, including two-way transmission, the Company believes that FCC policy regarding the use of MMDS spectrum is moving toward flexible two-way use of MMDS spectrum so long as favorable technical and interference studies can be demonstrated. The Company believes that fixed, flexible two-way uses include data transmission such as two-way Internet access (eliminating the use of a traditional telephone line return path currently utilized by CAI's internet access service) and corporate intranet access services.

       The Company, in anticipation of such FCC policy regarding flexible two-way use, has recently applied for, and received from the FCC, a permanent authorization for fixed, flexible two-way use of 5 channels of its MMDS spectrum for 16 sites located in and around CAI's Boston market. This authority represents the first of its kind awarded to an MMDS operator. CAI is actively seeking strategic partners interested in developing fixed, flexible two-way uses for its MMDS spectrum in Boston, and potentially, other CAI markets. The Company is engaged in discussions with potential strategic investors; however, such discussions are in the preliminary stages. There can be no assurance that CAI will be successful in attracting a strategic partner, or if successful, that a business arrangement between CAI and such strategic investor can be reached on satisfactory terms and conditions, if at all. Further, there can be no assurance that CAI, alone or in conjunction with a strategic partner, will be able to successfully develop fixed, flexible uses of its MMDS spectrum, or if successfully developed, that such uses can be deployed profitably in a commercial manner.

       Additionally, the permanent authorization granted to Boston is limited to 5 channels for 16 customer locations. There can be no assurance that such customer locations will enable CAI to successfully develop fixed, flexible uses of its MMDS spectrum in Boston in a commercial manner, and therefore, CAI may need to apply for authorization in Boston for additional channels and/or additional customer locations. Such applications have not been made as of the date hereof, and are not currently contemplated. There can be no assurance, however, if such applications are made, that CAI would receive authorization from the FCC for additional channels and/or additional customer locations in the Boston market.

       In connection with the Company's intention to develop fixed, flexible two-way uses of its MMDS spectrum, the Company recently entered into a memorandum of understanding with ADC Telecommunications, Inc., a telecommunications equipment manufacturer, to pursue the design and implementation of fixed two-way broadband wireless communications systems for the transmission of video, voice and data over the MMDS spectrum. Subject to receipt of the requisite regulatory authority, the Company and ADC expect to use certain of the channels in CAI's Pittsburgh market for the initial phase of the joint development project. If such phase is successful, the Company and ADC have agreed to deploy a demonstration system in Boston, which the Company believes will be conducted pursuant to the permanent authority it has already received for fixed, flexible two-way use in that market. Further joint development would be the subject of a definitive agreement among CAI and ADC, although there can be no assurance that the initial phase or demonstration system will be successful, or if successful, that a definitive agreement relating to additional joint development of fixed two-way broadband wireless communications systems with ADC will be reached on terms and conditions that are satisfactory to the Company, if at all.

       In addition to one-way video and one- and two-way data transmission, the Company believes that fixed, flexible two-way use of its MMDS spectrum also includes telephony delivery services. The Company believes that the combination of digital compression, fiber loop and cellular technologies can be integrated into the MMDS spectrum, resulting in a single wireless platform capable of delivering a wide range of services, including telephony delivery services. Adaptation of newly available, but as of yet commercially untested, technologies has been explored by the Company, with the intention of assessing MMDS spectrum's ability to simultaneously provide a combination of video, voice and data delivery services. CAI believes that an MMDS system having one main transmitter and multiple booster sites can be designed using standard cellular network design principles to produce a relatively low-cost telephony delivery platform. The Company has commenced preliminary testing and has taken initial steps in furtherance of developing a telephony application for its MMDS spectrum. Although the Company believes that an MMDS system can be designed to provide telephony delivery services, there can be no assurance that such a system could be designed, or that the Company would be capable of designing and constructing such a system. Furthermore, in the event that such a system could be designed, there can be no assurance that the Company would receive the requisite regulatory approval to offer a telephony delivery service, that the Company would have the financial resources, alone or in conjunction with a strategic partner, necessary to design and construct a telephony delivery service in one or more of its markets, or that such service, if it was designed and constructed by the Company in one or more markets, could be successfully deployed in a commercially successful manner.

       WIRELESS INFORMATION NETWORK. Subject to receipt of regulatory approval for fixed, flexible use of its MMDS spectrum, as well as the successful deployment of digital video, one- and two-way data transmission and telephony delivery services utilizing the MMDS platform and sufficient capital resources, the Company intends to launch a wireless version of the full service network, the Wireless Information Network ("WIN"). The Company believes that its WIN systems would be able to provide quick and relatively inexpensive household coverage on a broad scale. CAI believes that the WIN system concept will enhance the Company's ability to attract one or more strategic investors by giving such partners the ability to provide competitive access products over CAI's MMDS spectrum. The Company believes that its WIN systems will be capable of providing a combination of analog and/or digital video services for residential, as well as for corporate and institutional/instructional subscribers, bundled with high speed Internet and intranet access services, and ultimately, telephony delivery services. The Company expects to be able to alter the channel allocation among the various services depending on the needs of the strategic partner and consumer demand, thereby deriving multiple revenue streams from each WIN system.

       The Company has not yet implemented a WIN system in any of its markets. CAI believes that the various regulatory approvals it has received and the joint development projects with which it is involved will enable CAI to assess the viability of the WIN system and present it to potential strategic partners. There are a number of risk factors, including, without limitation, receipt of all requisite regulatory appovals, technology development and the availability of additional financing, that will affect the implementation of a WIN system in any of the Company's markets, some of which are outside the control of the Company. There can be no assurance that the Company will be able to develop a WIN system in any of its markets, or that if a WIN system is developed, that the Company will be able to deploy a variety of services in a commercially reasonable manner, if at all.

       Recent Developments

       INTERIM AND LONG-TERM FINANCING. The Company is actively seeking to raise $25 million to $50 million of interim secured financing by April 1997 and to secure long-term financing through a strategic partner(s) to replace BANX Partnership. The Company has engaged Smith Barney Inc. to act as its financial adviser with respect to the interim financing and has engaged J.P. Morgan Securities Inc. and Smith Barney Inc. to act as its financial advisers with respect to explore strategic alternatives for the Company. J.P. Morgan and Smith Barney have each contacted several potential strategic partners on behalf of the Company. Although the Company has had discussions with certain of these potential strategic partners, such discussions have been preliminary. There can be no assurance that a new strategic partner(s) can be identified, or if identified, that an arrangement on terms and condition satisfactory to the Company can be reached with such new strategic partner(s).

       The Company has also had discussions with certain qualified parties interested in providing CAI with the interim financing. CAI has not yet reached a definitive agreement with any of these qualified parties. There can be no assurance that any interim financing will be available to the Company on satisfactory terms and conditions, if at all. Failure to obtain the interim financing, and ultimately, failure to obtain a new strategic partner, would have a material adverse effect on the Company.

       INTEREST IN CS WIRELESS. The Company currently owns approximately 52% of CS Wireless. Pursuant to the terms of a Stockholders' Agreement dated February 23, 1996 among the Company, Heartland and CS Wireless, the Company is required to be the single largest stockholder of CS Wireless prior to any public offering of CS Wireless common stock. Pursuant to the terms of the Participation Agreement regarding a true-up of the amounts contributed by each of CAI and Heartland to CS Wireless (based on the value of MMDS assets or channel rights or stock of entities owning such assets or rights), and the consummation of the exchange of certain MMDS assets and channel rights relating to Portsmouth, New Hampshire owned by Heartland and certain of its affiliates for shares of CS Wireless owned by the Company, the Company's 52% interest in CS Wireless will be reduced to approximately 48% and Heartland's interest in CS Wireless will be increased to approximately 39% Although CAI's stock ownership in CS Wireless will fall below 50%, CAI will continue to be the largest single stockholder of CS Wireless following the consummation of the Portsmouth transaction and the true-up adjustment.

       LITIGATION. During the quarter ended December 31, 1996 and later periods, the Company was named in five class action lawsuits, each alleging various violations of the federal securities laws. The lawsuits were filed in the United State District Court for the Northern District of New York. The complaints name the Company, certain directors of CAI, as well as a significant non-individual shareholder in the Company and its members as defendants. Plaintiffs in each of the lawsuits allege that defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") during various Class Periods. Plaintiffs' claims arise out of alleged material misstatements and omissions in the Company's public disclosures during the various Class Periods, as part of a scheme to inflate the price of CAI securities enabling the individual defendants to sell CAI securities at such inflated prices. Plaintiffs are seeking unspecified damages and fees and expenses. The Company has denied the allegations in each of the Complaints, does not believe that the lawsuits have merit and intends to vigorously defend the actions.

       The Company is also the subject of an action before the National Labor Relations Board ("NLRB"), entitled CAI WIRELESS, INC. EMPLOYER AND COMMUNICATION WORKERS OF AMERICA, AFL-CIO CHARGING PARTY, Case Nos. 4-CA-24633 and 4-CA-24785. The Company is presently scheduled to participate in a hearing before and Administrative Law Judge of the NLRB on April 7, 1997 in Philadelphia, Pennsylvania to defend against unfair labor practice charges brought by Region 4 of the NLRB. The unfair labor practice charges concern allegations that the Company violated the National Labor Relations Act during a union election campaign in February and March, 1996 and actions taken thereafter that the General Counsel of the NLRB alleges also violated the National Labor Relations Act. The General Counsel is seeking reinstatement of field technicians previously employed at the Company's Philadelphia Choice subsidiary and also an order requiring the Company to recognize and bargain with the Communication Workers of America as the labor organization representing the reinstated employees. The Company has stated that it intends to vigorously defend the action. It is not possible to assess the likely outcome at this time.

                                     RISK FACTORS

   AN INVESTMENT IN THE SHARES OF COMMON STOCK INVOLVES SUBSTANTIAL RISK. THE FOLLOWING RISK FACTORS, TOGETHER WITH ALL THE OTHER INFORMATION APPEARING IN THIS PROSPECTUS, SHOULD BE CONSIDERED CAREFULLY BY POTENTIAL INVESTORS.

NEED FOR ADDITIONAL FINANCING FOR OPERATIONS

   CAI's business requires substantial investment to finance capital expenditures and operating expenses for business and system development, as well as for subscriber growth. These activities may be financed in whole or in part by CAI through debt or equity financings, subscriber equipment lease financings, joint ventures or other arrangements. The Company is currently actively seeking to raise $25 million to $50 million of interim secured financing by April 1997, which is likely to include some type of equity component issued to the party providing such financing. There is no assurance that any additional financing, including the interim financing, necessary to expand the build-out of CAI's MMDS systems, to acquire new systems or for operations and business development, including development of fixed, flexible two-way uses of MMDS spectrum or the WIN system, will be available on satisfactory terms and conditions, if at all. Any limitations that the Company may now have on its ability to access the public capital markets should not, in the Company's view, hinder its access to alternative sources of capital, including from sales of selected assets. To the extent that future financing requirements are satisfied through the issuance of equity securities, investors may experience significant dilution. Additional debts, including the interim financing, could result in a substantial portion of CAI's cash flow from operations being dedicated to the payment of principal and interest on such indebtedness and would render CAI more vulnerable to competitive pressures and economic downturns. Certain of CAI's existing financing documents restrict the issuance of debt and the contractual arrangements with the BANX entities also contain restrictions on the issuance by CAI of equity securities. Failure to obtain additional financing, including the interim financing, would adversely affect CAI and its ability to exploit the MMDS spectrum and to compete successfully in the subscription television and internet access industries.

EFFECT OF SUBSTANTIAL INDEBTEDNESS AND PREFERRED STOCK ON FUTURE OPERATIONS

   CAI has substantial indebtedness, and beginning in 1999, will have significant debt service requirements. As of December 31, 1996, CAI had outstanding consolidated long-term debt of approximately $312 million and shareholders' equity of approximately $144 million. In addition to the foregoing indebtedness, CAI has $70 million of mandatorily redeemable preferred stock outstanding having a priority as to dividends and a liquidation preference over the Shares of Common Stock. The Company is actively seeking to obtain $25 million to $50 million of interim secured financing by April 1997 and to secure longer term financing through obtaining a new strategic partner(s) to replace the BANX Partnership. Although certain qualified parties have expressed interest in providing interim financing to the Company, CAI has not yet reached a definitive agreement with any such qualified party. There can be no assurance that any additional financings will be available to the Company on satisfactory terms and conditions, if at all. Failure to obtain such financings will have a material adverse effect on the Company.

   CAI's debt instruments and preferred stock impose restrictions on the ability of CAI to incur additional debt, acquire or dispose of assets, incur debt or liens, make certain investments and take certain other material actions. Such debt instruments and preferred stock and the restrictions contained therein will have several important consequences on CAI's future operations, including, but not limited to the following: (i) CAI will incur significant interest expense and principal repayment obligations; (ii) CAI's ability to obtain additional financing, including the interim financing, in the future, as needed, may be limited; (iii) CAI's leveraged position and the covenants contained in such debt instruments and preferred stock could limit CAI's ability to compete as well as its ability to expand and make capital improvements; (iv) CAI's substantial leverage will make it more vulnerable to expand and make capital improvements; (v) CAI's substantial leverage will make it more vulnerable to economic downturns, limit its ability to withstand competitive pressures and reduce its flexibility in responding to changing business and economic conditions; and (vi) the Company's ability to fully implement its plans to exploit its MMDS spectrum, including, without limitation, development of the WIN system in any of CAI's markets. In addition, such debt instruments and the terms of such preferred stock contain provisions that obligate CAI to redeem or offer to purchase such securities for specified premiums in the event of a change of control of CAI and certain similar events.

NEED FOR STRATEGIC PARTNER(S)

   Pursuant to the terms of the Modification Agreement, CAI has been granted the right to purchase, or have its designee purchase, the CAI Securities. Upon the consummation of such purchase, the BR Agreement would terminate eliminating CAI's strategic relationship with the BANX Affiliates. The Company is actively seeking a new strategic partner(s) to replace the BANX Partnership. The Company's ability to locate such strategic partner(s), however, may be limited, in part, by the BANX Partnership's willingness to negotiate the terms and conditions of the purchase of the CAI Securities. Much of the Company's business plan relating to fixed, flexible use of the MMDS spectrum is dependent upon CAI securing a new strategic partner to provide the necessary capital resources, as well as engineering and other expertise, and subscribers for such flexible-use services, to CAI as it develops these business segments. There can be no assurance that the Company will be able to secure a new strategic partner(s) on terms and conditions satisfactory to the Company, if at all. Further, there can be no assurance that, even with a new strategic partner(s) and receipt of all necessary regulatory authorizations, the Company will be able to launch fixed, flexible two-way uses of its MMDS spectrum in a commercially successful manner.

LIMITED BUSINESS HISTORY; LACK OF PROFITABLE OPERATIONS

   CAI's subscription television operations commenced in August 1991. Prospective investors, therefore, have limited historical financial information about CAI upon which to base an evaluation of their respective performances and an investment in the Shares offered hereby. Given CAI's limited operating history, there is no assurance that it will be able to achieve positive cash flow from operating activities and to compete successfully in the subscription television industry or in the data transmission or telephony delivery industries.

   CAI has incurred net losses since inception of approximately $122 million through December 31, 1996 and expects to realize additional net losses on a consolidated basis while it develops and expands its MMDS systems. There can be no assurance that CAI will be able to develop or expand its MMDS systems or that it or its individual subsidiaries will achieve profitability in future years.

   Subject to regulatory approval, the Company intends to expand its business to include not only subscription video delivery, but also one-way internet access services and fixed, flexible two-way uses of its MMDS spectrum. The Company has no operating history for any of these alternative uses of the MMDS spectrum, and there can be no assurance that CAI could commercially deploy such alternative uses on a wide-spread basis. There can be no assurance that the Company will be able to achieve positive cash flow from any of these alternatives uses of the MMDS spectrum and to compete successfully in the voice and data transmission delivery services industries.

HIGHLY COMPETITIVE INDUSTRIES

   The subscription television industry is highly competitive. CAI's principal subscription television competitors in each market are traditional hard-wire cable, direct broadcast satellite ("DBS") and private cable operators. Hard-wire cable companies generally are well established and known to potential customers and have significantly greater financial and other resources than CAI. Premium movie services offered by the cable television systems have encountered significant competition from the home video cassette recorder industry. In areas where several local off-air VHF/UHF broadcast channels can be received without the benefit of subscription television, cable television systems also have faced competition from the availability of broadcast signals generally and have found market penetration to be more difficult. Legislative, regulatory and technological developments may result in additional and significant competition, including competition from local telephone companies and from a proposed new wireless service known as Local Multipoint Distribution Service ("LMDS").

   In addition, within each market, the Company initially must compete with others to acquire, from the limited number of MMDS channels issued or issuable, rights to a minimum number of MMDS channels needed to establish a commercially viable system. Digital capability is essential for MMDS to compete with hard-wire cable, which in its current analog state offers between 36 to 90 channel offerings depending on a given market. With the deployment of digital, hard-wire cable is expected to offer over 150 channels. The Company has lost television subscribers to hard-wire cable competitors in each of its markets due to the channel capacity limitations inherent in an analog-based MMDS
operation.   In addition, within each market, the Company initially must compete with others to acquire, from the limited number of MMDS channels issued or issuable, rights to a minimum number of MMDS channels needed to establish a commercially viable system. Aggressive price competition or the passing of a substantial number of presently unpassed households by any existing or new subscription television service could have a material adverse effect on the Company's results of operations and financial condition.

   New and advanced technologies for the subscription television industry, such as digital compression, fiber optic networks, DBS transmission, video dialtone and LMDS, are in various stages of development of commercial deployment. These technologies are being developed and supported by entities, such as hard-wire cable companies and regional telephone companies, that have significantly greater financial and other resources than CAI. These new technologies could have a material adverse effect on the demand for MMDS subscription television services. There can be no assurance that CAI will be able to compete successfully with existing competitors or new entrants in the market for subscription television services.

   The Company will also face intense competition from other providers of data and telephony transmission services if the Company implements, on a commercial basis, such services. Such competition is increased due to the fact that MMDS spectrum has not traditionally been utilized to deliver such alternative services, and consumer acceptance of such services delivered via MMDS technology is unknown at this time. Many of the existing providers of data transmission and telephony services, such as long distance and regional telephone companies have significantly greater financial and other resources than the Company. There can be no assurance that there will be consumer demand for alternative uses of the MMDS spectrum such as data transmission, including Internet access services, and telephony delivery services, that the Company will be able to compete successfully against other providers of such services or that the Company will be able to achieve profitability from such services in future years.

FLEXIBLE USE OF MMDS SPECTRUM

       The Company has applied to the FCC for, and received, permission to use its MMDS spectrum for a variety of uses including video, voice and data transmission. The Company is currently conducting Internet access trials in its Washington, D.C. and Rochester, NY markets, and has begun commercial deployment of a one-way high speed Internet access product in Rochester in connection with its FCC-approved application to enroll up to 500 commercial subscribers for this service. There is no definitive timetable for the commercial deployment of an Internet access product in Washington, D.C. at this time. CAI has also received developmental authority to conduct a commercial market trial of its one-way Internet access service with up to 1,000 subscribers in the New York City market, which market trial is in the preliminary stages of development, and most recently, the Company has been granted permanent authority for fixed, flexible two-way use in the Boston market. The Boston authorization is the first of its kind awarded to an MMDS operator. The permanent authorization granted for Boston is limited to 5 channels for 16 customer locations. There can be no assurance that such customer locations will enable CAI to successfully develop fixed, flexible uses of its MMDS spectrum in Boston, and therefore, CAI may need to apply for authorization in Boston relating to additional channels and/or additional customer locations. Such applications have not been made as of the date hereof, and are not currently contemplated. There can be no assurance, however, if such applications are made, that CAI would receive authorization from the FCC for additional channels and/or additional customer locations in the Boston market.

       Further, there can be no assurance that the Company will be granted permanent authority with respect to any of its pending applications or developmental authorizations, or that the commercial deployment of any new products will be commercially successful. The Company intends to expand its applications for such use of its MMDS spectrum in other markets and to seek strategic relationships with companies in aligned industries in these markets although there can be no assurance that such applications will be granted or that such relationships will materialize.

NEW APPLICATIONS OF MMDS SPECTRUM

       The Company is pursuing alternative uses of its MMDS spectrum, many of which uses rely on technology that is currently being developed by the Company and other MMDS operators and vendors. There can be no assurance that such technology development will continue, or that it will result in technologically-viable MMDS systems. Additionally, alternative uses of MMDS spectrum have not been commercially deployed in any meaningful manner to date by any MMDS operator. There can be no assurance that such alternative uses can be deployed in a commercially reasonable manner, that such uses will gain consumer acceptance, or that alternative uses of MMDS spectrum can be developed into a profitable business by the Company.

DEPLOYMENT OF WIRELESS INFORMATION NETWORK

       The Company believes that the WIN system can be developed and implemented to deliver video, voice and data transmission delivery services in CAI's markets. The Company has not yet implemented a WIN system in any of its markets, and there can be no assurance that a WIN system will be implemented in any CAI market in the near future, if at all. The implementation of a WIN system in any market will require the Company to develop technology necessary to deliver a variety of video, voice and data transmission services over the MMDS spectrum in a market, as well as manage competitive pressures from a variety of competitors in various industries, including industries in which the Company does not compete currently in any meaningful manner. The Company will have to commit significant financial resources to the development of WIN systems, and there can be no assurance that such financial resources will be available to develop such systems. Further, there can be no assurance that the Company will be able to develop the necessary technology or successfully manage such competitive pressures. Additionally, in the event the Company does develop a WIN system in any of its markets, there can be no assurance that there will be consumer acceptance of the WIN system, or that the Company could deploy WIN systems in any of its markets in a commercially reasonable manner.

COMPETITIVE PRESSURES OF RAPID CHANGES IN TECHNOLOGY

   The MMDS industry and the subscription television industry in general are subject to rapid and significant changes in technology which may increase competitive pressures on CAI or require capital investment to remain competitive that are beyond CAI's resources at this time. Because of the rapid and high level of technological change in the industry in which CAI competes, the effect of technological changes on the businesses of CAI cannot be predicted. In addition, the Company's pursuit of fixed, flexible use of the MMDS spectrum has subjected it to additional competitive pressures of the rapid changes in technology associated with the data transmission and telephony industries, which trend is likely to continue as the Company's business strategy with respect to these services evolves. There can be no assurance that CAI will be able to compete successfully in these industries, nor can there be assurance that CAI will be able to keep pace with the rapid and high level of technological changes and growth necessary to successfully develop and operate systems delivering fixed, flexible two-way uses of MMDS spectrum.

DIGITAL COMPRESSION TECHNOLOGY NOT COMMERCIALLY AVAILABLE

       Currently, MMDS operators can offer up to 33 analog channels of educational and commercial programming. The ability to offer substantially more programming utilizing existing wireless channel capacity is dependent on effectively applying digital technology. FCC approval is required before the Company's MMDS systems can be converted to digital technology. The FCC has recently issued a Declaratory Ruling and Order which effectively established interim rules to govern the transition from analog to digital technology. The FCC has yet to commence a rulemaking proceeding to adopt permanent rules.
There can be no assurance as to what permanent rules and policies the FCC will adopt to govern the use of digital technology, when such rules and policies will be adopted, or the company's ability to comply with those rules and policies. It is expected that digital technology will be commercially available in sufficient production in 1997. It is also expected that the cost of digital equipment will exceed the cost of analog equipment. There can be no assurance, however, that digital converter boxes and other equipment necessary to implement digital technology, including satellite delivery of digital signals, will be available on this timetable or that digital technology can be successfully deployed. Conversion from current analog technology to a digital technology will not take place in all markets simultaneously.

       In order for the Company to launch a digital subscription television service in any market in which it now has or may in the future have a digital MMDS transport system, the Company must have access to pre-digitized, compressed programming. The Company is currently in discussions with certain third parties which the Company believes will be able to provide it with the pre-digitized, compressed programming necessary to launch digital subscription television in Boston. As of the date hereof, no definitive agreement has been reached with any such third party provider, and there can be no assurance that CAI will be able to reach a definitive agreement on terms and conditions satisfactory to the Company, if at all. If the Company cannot contract with a third party provider capable of providing CAI with sufficient digital programming to launch a digital subscription television service, the Company would have to construct its own digital compression center if it chose to pursue digital subscription television as a business segment. The Company estimates the cost of constructing a digital compression center at $5 million, based on information available to the Company as of the date hereof. There can be no assurance that the Company would be able to construct a digital compression center or that the cost of such facility would not exceed $5 million if CAI were to build a digital compression center, or that the Company would have the financial resources necessary to construct such facility.
Access to pre-digitized, compressed programming, either through a third party provider or construction of a digital compression center, must be secured for each market in which CAI desires to launch a digital subscription television service.

IMPACT OF RECENTLY ENACTED LEGISLATION

   The recently enacted Telecommunications Act of 1996 (the "1996 Act") could have a material impact on the MMDS industry and the competitive environment in which the Company operates. The 1996 Act will result in comprehensive changes to the regulatory environment for the telecommunications industry as a whole. The legislation will, among other things, substantially reduce regulatory authority over cable rates. Another provision of the 1996 Act will afford hard-wire cable operators greater flexibility to offer lower rates to certain of its subscribers, and would thereby permit cable operators to offer discounts on hard-wire cable service to the Company's subscribers of prospective subscribers. The legislation will permit telephone companies to enter the video distribution business, subject to certain conditions. The entry of telephone companies into the video distribution business, with greater access to capital and other resources, could provide significant competition to the companies in the MMDS industry, including the Company. In addition, the legislation will afford relief to DBS providers by exempting such providers from local restrictions on reception antennas and preempting the authority of local governments to impose certain taxes. The Company cannot predict the substance of rules and policies to be adopted by the FCC in implementing the provisions of the legislation.

OPERATIONAL DEMANDS RESULTING FROM GROWTH

   The rapid growth CAI has experienced prior to, and as a result of, the ACS Merger in the number of employees, the scope of its operating and financial systems, the geographic area of its operations, and the exploration of alternative uses of its MMDS spectrum, has increased the operating complexity of CAI, as well as increased the level of responsibility for both existing and new management personnel. In managing this growth, CAI has been and will be required to continue to improve its operating and financial systems to expand, train and manage its employees. There can be no assurance that CAI will be able to attract and retain qualified employees. Any inability to attract and retain qualified employees may impede CAI's growth and its ability to compete with other subscription television providers. In addition, the Company has implemented a series of cost-cutting measures, including a reduction of its workforce, in an effort to manage the increased cost associated with this growth.

EFFECT OF MODIFICATION AGREEMENT

   The Modification Agreement entered into by the Company and the various BANX entities suspends the BR Agreement for a period of one year, beginning on December 12, 1996 (the "Suspension Period"). In the event that the CAI Securities are not purchased by CAI or its designee (or by a purchaser identified by BANX after September 8, 1997) during the Suspension Period, the BR Agreement would be reinstated. If the BR Agreement is reinstated, the parties have agreed that they will negotiate in good faith to amend the BR Agreement; provided, however, the parties are under no obligation to agree to any amendments, modifications or waivers of the BR Agreement other than with respect to the elimination of the existing "Fulfillment Dates," as defined in the BR Agreement, and the corresponding construction obligations of CAI pursuant to such Fulfillment Dates. There can be no assurance, in the event that the BR Agreement is reinstated, that the parties will be able to negotiate amendments, modification or waivers of the BR Agreement on terms and conditions satisfactory to CAI, if at all.

       In addition, the one-year suspension of the BR Agreement eliminates the requirement that CAI reserves its MMDS spectrum in the markets affected by the BR Agreement for imminent use by the BANX Affiliates as a video delivery platform during the Suspension Period. The Modification Agreement also provides CAI with relief from certain, but not all, covenants contained in the CAI Securities that would otherwise prohibit CAI from pursuing joint ventures. There can be no assurance that the Company will be able to utilize its MMDS spectrum for any other uses, or that CAI will be able to enter into joint ventures or other arrangements on terms and conditions satisfactory to the Company, if at all. Further, the relief provided by the Modification Agreement is limited to the Suspension Period. Although any joint ventures formed or other arrangements entered into during the Suspension Period will not be deemed to violate the covenants contained in the CAI Securities at the expiration of the Suspension Period, CAI will be able to take only ministerial actions in furtherance of such ventures or arrangements if the BR Agreement is reinstated. This limitation on CAI's ability take non-ministerial acts in furtherance of any such venture or arrangement may have an adverse affect CAI's ability to enter into joint ventures and other arrangements notwithstanding the relief granted to CAI by the Modification Agreement.

   If the BR Agreement is reinstated and neither BANX Affiliate elects to implement the BR Agreement in any market, no service revenues thereunder will be payable to CAI, and the additional service revenues anticipated from this source that would have been used to expand into additional markets may need to be obtained from other sources. Revenues also may be adversely affected to the extent any amendment, modification or waiver to the BR Agreement alters the economic relationship between the parties with respect to any market where the BR Agreement would be implemented.

INTERESTS OF BANX AFFILIATES

   Although the contractual arrangements among CAI, Bell Atlantic and NYNEX are designed to be mutually beneficial to the parties, Bell Atlantic's and NYNEX's interests may diverge from those of CAI's other shareholders. Bell Atlantic and NYNEX have announced plans to develop video dialtone delivery platforms in their respective operating territories and may become competitors of CAI in any of CAI's markets. Notwithstanding the Modification Agreement, (i) Bell Atlantic and NYNEX are substantial creditors of CAI under the Term Notes, (ii) the Warrants and shares of preferred stock of CAI issued to the BANX Affiliates are subject to antidilution provisions that are not available to other shareholders and that are designed to maintain the right of the BANX Affiliates to acquire 45% of the shares of Common Stock on a fully diluted basis, and
(iii) the Voting Preferred Stock to be issued to Bell Atlantic and NYNEX upon exercise of the Warrants and Term Notes will be entitled to vote on certain matters, which voting rights would increase after in the event Bell Atlantic and NYNEX exercises a percentage of their conversion rights for Voting Preferred Stock, including the right to elect directors in proportion to their stock ownership. There is a substantial likelihood that in exercising all or a portion of their conversion rights, Bell Atlantic and NYNEX would become the single largest shareholders of CAI and would have the power to control or influence the control of CAI.

DILUTION

   The Company is actively seeking interim financing and long-term financing through a strategic investor(s) to purchase the BANX Securities pursuant to the Modification Agreement. To the extent the Company is required, under the terms of such financings, to issue equity in connection with obtaining such financings, the Company's current shareholders will experience dilution. It is unknown at this time the extent to which such financings may require the issuance of equity, and therefore, the Company cannot predict the level of dilution that would be experienced by current shareholders.

POSSIBLE FUTURE SALES OF SHARES OF COMMON STOCK

   CAI has as of December 31, 1996, 40,540,539 shares of Common Stock outstanding and 3,220,747 shares are or will be deemed to be "Restricted Shares" issued and sold by CAI in private transactions not involving a public offering and are therefore not freely transferable in the public market without restriction or limitation under the Securities Act. The Warrants and shares of preferred stock of CAI issued to the BANX Partnership entitle the holder to acquire 45% of the shares of Common Stock outstanding from time to time on a fully diluted basis and require CAI to register such securities, or the shares of Common Stock issuable upon conversion or exercise thereof, under the Securities Act. In addition, holders of outstanding CAI warrants, other than the Warrants, have the right to cause CAI to register such shares issuable upon exercise of such warrants under the Securities Act, most of which are included in the Registration Statement of which this Prospectus forms a part. No prediction can be made of the effect, if any, that the sales of such shares in the public market would have on the market price of shares of Common Stock available from time to time. Nevertheless, sales of substantial amounts of shares of Common Stock in the public market could adversely affect prevailing market prices.

RESTRICTIONS IMPOSED BY GOVERNMENT AND COMMUNITY REGULATION

   The MMDS industry is regulated by the FCC. The FCC governs, among other things, the issuance, renewal, assignment, transfer and modification of licenses necessary for MMDS systems to operate and the time afforded to licensees to construct facilities. The FCC requires fees for certain applications and licenses, and mandates that certain amounts of educational, instructional or cultural programming be transmitted over certain of the channels used by CAI's existing and proposed MMDS systems. In the top fifty markets, the FCC has authorized up to 33 channels (constituting a spectrum bandwidth of 198 MHZ) primarily for MMDS transmission of video programming. In markets below the top fifty markets, the FCC has authorized up to 32 channels (constituting a spectrum bandwidth of 192 MHZ). Between 5 and 13 MMDS channels can be licensed by the FCC to commercial operators for full-time usage without programming restrictions. The remaining Instructional Television Fixed Services ("ITFS") channels typically are authorized for educational purposes, although excess capacity can be leased to MMDS operators, subject to certain programming restrictions. Licenses for both MMDS and ITFS channels are granted based upon applications filed with the FCC. FCC approval also is required for assignment of existing licenses or transfer of control of license holders. The FCC imposes restrictions and conditions upon the use, control and operation of channels. FCC licenses are limited in duration and subject to renewal procedures. While current FCC rules are intended to promote development of a competitive subscription television and other industries, the statutes, rules and regulations affecting the subscription television and other industries could change, and any future changes in FCC rules, regulations, policies or procedures could have a negative impact on the MMDS industry as a whole, CAI in particular.

   In addition, MMDS operators are subject to regulations by the Federal Aviation Administration ("FAA") with respect to construction of transmission towers and to certain local zoning regulations affecting construction of towers and other facilities. There also may be restrictions imposed by local authorities, neighborhood associations and other similar organizations limiting the use of certain types of reception equipment used by CAI. Future changes in the foregoing regulations or any other regulations applicable to CAI could have a material adverse effect on CAI's results of operations and financial condition.

   Certain states have legislated that each resident of a Multiple Dwelling Unit ("MDU") should not be denied access to programming provided by franchised cable systems, notwithstanding the fact that the MDU entered into an exclusive agreement with a non-franchised video program distributor. States with such "mandatory access" laws where CAI provides MMDS service include Connecticut, Delaware, District of Columbia, New Jersey, New York, Pennsylvania and Rhode Island. In several district courts, mandatory access laws have been held unconstitutional. Such laws could increase the competition for subscribers in MDUs.

DIFFICULTIES AND UNCERTAINTIES OF A NEW INDUSTRY

   MMDS subscription television is not a new technology, however, it is a new industry with a short operating history. Fixed, flexible two-way uses of the MMDS spectrum have relatively no operating history. Potential investors should be aware of the difficulties and uncertainties that are normally associated with new industries, such as lack of consumer acceptance, difficulty in obtaining financing, increasing competition, advances in technology and changes in laws and regulations. There can be no assurance that the MMDS industry will develop or continue as a viable or profitable industry.

DEPENDENCE ON CHANNEL LEASES AND LICENSES; NEED FOR LICENSE EXTENSIONS

   For most of its channel rights, CAI is dependent upon leases of transmission capacity with various third-party license holders. ITFS licenses generally are granted for a term of ten years and are subject to renewal by the FCC. MDS licenses generally will expire on May 1, 2001 unless renewed. FCC licenses also specify construction deadlines which, if not met, could result in the loss of the license. Requests for additional time to construct a channel may be filed and are subject to review pursuant to FCC rules. Certain of CAI's ITFS channel rights are subject to pending extension requests and it is anticipated that additional extensions will be required. There can be no assurance that the FCC will grant any particular extension request or license renewal request. CAI's channel leases typically cover four ITFS channels and/or one to four MDS channels each. Under the rules of the FCC, the term of leases for ITFS channels, which constitute up to 20 of the 33 available wireless channels within any major MMDS market, may not exceed ten years. There is no such restriction on MMDS leases. Following the expiration of the initial term of a lease for ITFS channels, the leases under which CAI operates generally provide that the ITFS license holders may negotiate for the lease of channel capacity for one or more additional renewal terms with only CAI or its sublessor. In addition, if a renewal agreement is not reached within a specified time frame during which only CAI or its sublessor has the use of the channel capacity, CAI will thereafter typically have a right of first refusal to match any competing offers from one or more third parties. Because the ITFS license holders have generally received their FCC licenses within the last ten years, CAI and other similarly situated entities in the industry have had little or no experience negotiating renewals of ITFS channel lease agreements. CAI anticipates, however, that it will be able to negotiate additional renewals with either the incumbent license holder, or with successor license holders, although there is no assurance that it will be successful in doing so. The MMDS channel leases held by CAI generally grant CAI the right to renew the channel lease. All ITFS and MMDS channel leases are dependent upon the continued validity of the corresponding FCC license. CAI anticipates that upon the expiration of the current license terms, all such FCC licenses will be renewed following completion of the FCC review process, although there is no assurance that such renewal applications will be granted. The termination of or failure to renew a channel license or lease (due to a breach by CAI, or its lessor, cancellation of the license held by a third party lessor for failure to timely construct and/or perfect the wireless cable facility or otherwise) or the failure to grant an application for an extension of time to construct an authorized station, would result in CAI being unable to deliver programming on such channel(s) unless it were able to lease excess capacity from a successor license holder. Such a termination or failure in a market which CAI actively serves could have a material adverse effect on CAI.

DEPENDENCE ON KEY INDIVIDUALS

   CAI is dependent in large part on the experience and knowledge of Jared E. Abbruzzese, Chairman and Chief Executive Officer of CAI and John Prisco, who became President of CAI on February 23, 1996. The loss of the services of one or both of Mr. Abbruzzese or Mr. Prisco could have a material adverse effect upon CAI. CAI has an aggregate of $2.0 million of key man life insurance on the life of Mr. Abbruzzese for the benefit of CAI.

PHYSICAL LIMITATIONS OF MMDS TRANSMISSION

   MMDS subscription television programming, as well as alternative uses of the MMDS spectrum is transmitted through the air via microwave frequencies from a transmission facility to a small receiving antenna at each subscriber's location and requires line-of-sight transmission. Therefore, in communities with tall trees, hilly terrain, tall buildings or other obstructions in the transmission path, MMDS transmission can be difficult or impossible to receive at certain locations without the use of low power signal repeaters (known as "beambenders"), which retransmit an otherwise blocked signal over a limited area. The use of beambenders increases the costs per subscriber. In addition, in limited circumstances, extreme adverse weather could damage the transmission and receiving antennas as well as transmission site equipment.

CABLE SUBSCRIBER CONVERSION

   In each of the principal subscription television markets served by CAI there is or will be significant competition for households that are presently subscribers of a hard-wire cable service. There can be no assurance that CAI will be able to attract to its services existing cable customers, who for a variety of reasons may be reluctant to shift from their present cable service. Additionally, the Company has experienced loss of subscribers to hard-wire cable providers in each of its market due, in large part the Company believes, to channel capacity limitations inherent in an analog-based MMDS operation.

DIVIDENDS UNLIKELY

   CAI has never declared or paid any cash dividends on the Shares of Common Stock and does not expect to declare any such dividends in the foreseeable future. Payment of any future dividends will depend upon earnings and capital requirements of CAI, and will be subject to restrictions contained in CAI's debt instruments and the terms of CAI's preferred stock and other factors the Board of Directors considers appropriate. CAI currently intends to retain earnings, if any, to support growth and expansion.


                   SAFE HARBOR UNDER THE PRIVATE SECURITIES
                         LITIGATION REFORM ACT OF 1995

   The statements contained in this Prospectus, including those incorporated herein by reference, relating to the Company's operating results, and plans and objectives of management for future operations, which are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results of the Company may differ materially from those in the forward-looking statements and may be affected by a number of factors, including, without limitation, the receipt of regulatory approvals, the availability of a new strategic partner(s) and its willingness to enter into arrangements with the Company, the terms of such arrangements, the success of the Company's trials in various of its markets and its implementation of digital technology, subscriber equipment and tower space availability absence of interference, as well as the assumptions, risks and uncertainties set forth above under "Risk Factors" as well as other assumptions, risks, uncertainties and factors disclosed in the documents incorporated herein by reference and the Company's other securities filings.

                                USE OF PROCEEDS

   The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders, except for amounts received from the exercise of warrants. Such amounts will be used by the Company for general corporate purposes.

                           THE SELLING SHAREHOLDERS

   The following table sets forth certain information regarding the ownership by the Selling Shareholders of Common Stock at December 31, 1996, and as adjusted for the sale of the Shares offered hereby. All shares being offered hereby have been included in previous prospectuses filed by the Company, except as noted below. At December 31, 1996, there were 40,540,539 shares of Common Stock issued and outstanding.

                          Beneficial Ownership                          Beneficial Ownership
                           PRIOR TO OFFERING         Shares Being           AFTER OFFERING
                          SHARES        PERCENT      OFFERED HEREBY      SHARES     PERCENT

SELLING SHAREHOLDERS

Sherrie Abbruzzese{1}       176,000        *             51,000           125,000    *

Leslie L. Alexander         910,507{2}    2.25%         910,507             --      --

Leslie L. Alexander (IRA)    36,000        *             36,000             --      --

James P. Ashman{3}          211,090        *             73,315           137,775    *

William M. Barnard           48,928        *             48,928             --      --

Stephen W. Burke             61,726        *             61,726             --      --

Commonwealth Life Insurance
  Co. - Stock TRAC           20,500        *             20,500             --      --
  (Teamsters I)

CTM Financial Corporation    15,000        *             15,000             --      --

Richard J. Davis             40,630        *             40,630             --      --

Thomas J. Dougherty, Jr.     16,327        *             16,327             --      --

Eastern Cable
  Networks Corp.          1,582,630       3.90%       1,582,630             --      --

Mark D. Ein                   7,129        *              7,129             --      --

Gerard Klauer Mattison &
  Co., LLC{4}               533,722{2}    1.32%         533,722             --      --

Grosvenor Fund L.P.          31,446{2}     *             31,446             --      --

Handtman Family Trust         7,000        *              7,000             --      --

Philip Hempleman            176,704{2}     *            176,704             --      --

Robert E. Hoffman            20,989        *             20,989             --      --

JMG Capital Partners, L.P.   22,090        *             22,090             --      --

Bradley T. Johnson           35,232        *             35,232             --      --

F. Gray Kiger, Jr.           85,720        *             85,720             --      --

Lagunitas Partners, L.P.     10,000        *             10,000             --      --

Audrey E. Loving, Jr.        85,720        *             85,720             --      --

James A. Lowe                46,330        *             46,330             --      --

Charles A. McFadden          70,671        *             70,671             --      --

Richard McKenzie             35,000{2}     *             35,000             --      --

Melco Development Ltd.      147,793{2}     *            147,793             --      --

NBH & BJB Associates,        46,330        *             46,330             --      --
  L.C.

New York Life Insurance
 and Annuity Corporation     67,022        *             67,022             --      --

New York Life Insurance
  Company                   255,180        *            255,180             --      --

Olton Holdings Ltd.           9,433{2}     *              9,433             --      --

Michael Powers                3,000        *              3,000             --      --

Ronald Howard Reede           5,000        *              5,000             --      --

SBC Warburg Inc.            155,752{5}     *            155,752             --      --

Telcom - CAI Investors,
  L.L.C.                    149,545{2}     *            149,545             --      --

John A. Trinder              85,720        *             85,720             --      --

Trust for the Benefit of
  Carter G. Hempleman        10,000        *             10,000             --      --

Trust for the Benefit of
  Spencer J. Hempleman       10,000        *            10,000              --      --

____________________________
*   less than 1%

1 Sherrie Abbruzzese is the spouse of Jared E. Abbruzzese, Chairman and Chief Executive Officer of CAI.
2   Such shares are issuable upon exercise of outstanding warrants.
3 James P. Ashman is the Company's Executive Vice President and Chief Financial Officer and a Director.
4 Gerard Klauer Mattison & Co., LLC has acted as underwriter in connection with offerings of the Company's securities and has provided other investment banking services to the Company.
5 Represents 82,400 shares previously registered and 73,352 additional shares registered pursuant to the Registration Statement of Form S-3 of which this Prospectus forms a part.

   To the best of the Company's knowledge, the Selling Shareholders have not within the past three years held any position or office or had any other material relationship with the Company, except as noted above.

                             PLAN OF DISTRIBUTION

       The Shares registered for sale hereby may be sold from time to time by the respective Selling Shareholders named herein. Such sales may be effected
(i) in transactions on the Nasdaq NM, or (ii) in privately negotiated transactions or in a combination of any such transactions. Such transactions may be effected by the Selling Shareholders at market prices and on terms prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The discussion herein assumes that the Selling Stockholders named herein holding warrants have exercised their warrants prior to effecting sales of Shares pursuant to this Registration Statement or any of the transactions described.

       The Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transactions; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate in the resales.

       In connection with distributions of the Shares or otherwise, certain of the Selling Shareholders may enter into hedging transactions, where feasible, with broker-dealers with respect to the Shares. In connection with such transactions, broker-dealers may engage in short sales of the Shares registered hereunder in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders may also sell Shares short and redeliver the Shares to close out such short positions. The Selling Shareholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares registered hereunder. The Selling Shareholder may also pledge the Shares registered hereunder to a broker or dealer and upon a default the broker or dealer may effect sales of the pledged shares pursuant to this Prospectus.

       Brokers, dealers or agents may receive compensation in the form of discounts, commissions or concessions from the Selling Shareholders in amounts to be negotiated in connection with the sale and may receive commissions from the purchasers of Shares for whom they may act as agent. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

       If an underwriter or underwriters are utilized in a firm commitment public offering, the Selling Shareholders will execute a firm commitment underwriting agreement with such underwriters.

       Sales of the Shares "at the market" and not at a fixed price into an existing trading market for the Shares, on the Nasdaq NM or otherwise, may be made to or through one or more underwriters, acting as principal or agent, as may be specified in an accompanying Prospectus Supplement. Other sales may be made, directly or through agents, to purchasers outside existing trading markets.

       The Selling Shareholders are acting independently of the Company in making decisions with respect to the timing manner and size of each sale. The place and time of delivery for a particular offer of the Shares will be set forth in an accompanying Prospectus Supplement, if required.

       All costs, expenses and fees in connection with the registration of the Shares will be borne by the Company. Commissions and discounts, if any, attributable to the sales of the Shares will be borne by the Selling Shareholders. The Selling Shareholders may agree to indemnify any agent, dealer or broker that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. The Company has agreed to indemnify certain of the Selling Shareholders against all losses, claims, damages and controversies arising out of the registrations pursuant to the Registration Statement, including without limitation, all liabilities of the underwriters related thereto and all liabilities as to the sales of any shares of the Company's stock pursuant thereto.

                                 LEGAL OPINION

       The validity of the Shares of Common Stock offered hereby has been passed on by Day, Berry & Howard, One Canterbury Green, Stamford, Connecticut 06901.


                                    EXPERTS

       The consolidated financial statements of CAI Wireless Systems, Inc. and Subsidiaries as of March 31, 1996 and 1995 and for the years ended March 31, 1996 and 1995, and the seven-month period ended March 31, 1994 included in this Prospectus and the Registration Statement on Form S-3 of which it is part, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, which includes an explanatory paragraph with regard to substantial doubt about CAI Wireless Systems, Inc. and Subsidiaries' ability to continue as a going concern, given on the authority of that firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS


PAGE NO.

FINANCIAL STATEMENTS

Report of Independent Accountants

Consolidated Balance Sheets - March 31, 1995 and 1996

Consolidated Statements of Operations - Seven-Month Period Ended
March 31, 1994, and Years Ended March 31, 1995 and 1996

Consolidated Statements of Shareholders' Equity - Seven-Month Period Ended March 31, 1994 and Years Ended March 31, 1995 and 1996

Consolidated Statements of Cash Flows - Seven-Month Period Ended March 31, 1994 and Years Ended March 31, 1995 and 1996

Notes to Consolidated Financial Statements

Condensed Consolidated Balance Sheets - March 31, 1996 and December 31, 1996 (unaudited)

Condensed Consolidated Statement of Operations - Nine-Month Periods Ended December 31, 1995 and 1996 and Three-Month Periods Ended December 31, 1995 and 1996 (unaudited)

Condensed Consolidated Statements of Cash Flows - Nine-Month Periods Ended December 31, 1995 and 1996 (unaudited)

                             REPORT OF INDEPENDENT
                                  ACCOUNTANTS


REPORT OF INDEPENDENT ACCOUNTANTS

Shareholders and Board of Directors
CAI Wireless Systems, Inc.
Albany, New York

We have audited the accompanying consolidated balance sheets of CAI Wireless Systems, Inc. and Subsidiaries as of March 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended March 31, 1996 and 1995 and for the seven-month period ended March 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CAI Wireless Systems, Inc. and Subsidiaries as of March 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for the years ended March 31, 1996 and 1995 and for the seven-month period ended March 31, 1994 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 18, in December 1996, the Company entered in a Modification Agreement with various affiliates of Bell Atlantic Corporation and NYNEX which suspended the Business Relationship Agreement for one year. Under this Agreement, the various affiliates were expected to become the marketer and provider of wireless cable services using the Company's wireless delivery platform. The Company's operating plans require additional funds which may take the form of debt or equity security issuances, borrowings or asset sales. Also, recoverability of the Company's intangible and other long lived assets is dependent on the Company's ability to implement its operating plan. There can be no assurance that any additional will be available. The uncertainty over the Company's ability to obtain such additional financings raises substantial doubt about the ability of the Company to continue as a going concern. Management's plans in regard to these matters are also described in Note 18. The financial statements do not include any adjustments that might result from the outcome of the uncertainty.



                                    COOPERS & LYBRAND L.L.P.


Albany, New York
June 21, 1996, except for Note 18,
  as to which the date is December 12, 1996.

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS




                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                           MARCH 31,                  MARCH 31,
                                                             1995                       1996
                        ASSETS
Cash and cash equivalents                                $  1,201,932               $103,263,094
Subscriber accounts receivable, less allowance for
 bad debts of $135,383 for 1995 and $1,296,282
 for 1996                                                      63,248                  1,432,674
Prepaid expenses                                              296,296                    698,482
Property and equipment, net                                21,840,328                 52,568,619
Wireless channel rights, net                               46,192,083                205,973,840
Investment in CS Wireless Systems, Inc.                             -                113,054,069
Debt service escrow                                                 -                 77,621,088
Goodwill                                                            -                131,282,996
Loan acquisition costs, net                                 1,012,536                 10,631,263
Other assets                                                7,854,452                  2,268,847
     Total Assets                                         $78,460,875               $698,794,972
         LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
 Accounts payable                                        $  4,513,908               $  8,244,577
 Accrued expenses                                           2,518,845                 10,186,374
 Senior debt                                               21,250,000                275,000,000
 Notes payable                                              8,282,147                 43,434,667
 Wireless channel rights obligations                          963,648                 41,025,866
 Deferred income taxes                                              -                 35,410,000
                                                           37,528,548                413,301,484
Commitments
Minority interest                                             438,963                          -
Mandatorily redeemable preferred stock
 14% Senior convertible preferred stock
   (liquidation value  $70,000,000)                                 -                 69,020,002
 Series A 8% redeemable convertible preferred stock
   (liquidation value  $18,050,000)                        18,050,000                 18,050,000
 Accrued preferred stock dividends                            328,011                  5,812,562
                                                           18,378,011                 92,882,564
Shareholders' Equity
 Preferred stock
 Common stock, shares issued and outstanding
   March 31, 1995 - 15,754,018
   March 31, 1996 - 37,829,482                             40,341,043                257,701,130
 Additional paid-in-capital                                 5,042,643                          -
 Accumulated deficit                                     (23,268,333)                (65,090,206)
                                                           22,115,353                192,610,924
     Total Liabilities and Shareholders' Equity           $78,460,875               $698,794,972

                See notes to consolidated financial statements.

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS




                                                      SEVEN-MONTH
                                                      PERIOD ENDED              Year ended                 Year ended
                                                        MARCH 31,                March 31,                  March 31,
                                                          1994                     1995                       1996
Revenues                                          $    917,762                $  5,147,510                 $30,682,486
Costs and expenses
   Programming and license fees                        361,714                   2,024,943                  12,582,750
   Marketing                                            36,252                   2,529,623                   3,525,396
   General and administrative                        4,475,422                  11,139,693                  24,689,572
   Depreciation and amortization                       294,945                   3,639,643                  24,718,341
                                                     5,168,333                  19,333,902                  65,516,059
    Operating loss                                 (4,250,571)                 (14,186,392)                (34,833,573)
Other income (expense)
   Interest income                                      70,749                     641,021                   6,047,081
   Other income                                              -                     275,579                      87,268
   Interest expense                                (3,372,313)                  (1,733,745)                (24,608,258)
                                                   (3,301,564)                    (817,145)                (18,473,909)
      Loss before provision for income tax
      benefit and minority interest                (7,552,135)                 (15,003,537)                (53,307,482)
Provision for income tax benefit                             -                           -                  12,000,000
    Loss before minority interest                  (7,552,135)                 (15,003,537)                (41,307,482)
Minority interest in los                               31,266                      896,700                     321,910
    Net loss                                       (7,520,869)                 (14,106,837)                (40,985,572)
Preferred stock dividend                                    -                     (328,011)                 (5,878,960)
    Loss applicable to common stock
      shareholders                                $(7,520,869)                $(14,434,848)               $(46,864,532)
Loss per common share                             $     (0.61)                $      (0.93)               $      (1.73)
   Average common and equivalent shares
   outstanding                                     12,278,220                   15,456,540                  27,075,578


                See notes to consolidated financial statements.

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES


                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

SEVEN-MONTH PERIOD ENDED MARCH 31, 1994 AND YEARS ENDED MARCH 31, 1995 AND 1996


                                                                               ADDITIONAL
                                                    COMMON STOCK                PAID-IN         ACCUMULATED
                                                 SHARES         AMOUNT          CAPITAL           DEFICIT            TOTAL
BALANCE AT SEPTEMBER 1, 1993                  9,200,000     $        20     $      43,571    $  (1,640,627)    $  (1,597,036)
Sale of common stock                          2,300,000          12,000                                               12,000
Additional value assigned to shares of
  common stock sold to employees at a price
  below fair market value                                                       2,465,000                          2,465,000
  Value assigned to detachable warrants and
  bonus interest on issued debt                                                 2,660,000                          2,660,000
Sale of common stock - IPO                    3,910,000      43,010,000                                           43,010,000
  Less issuance costs                                        (4,599,477)                                          (4,599,477)
  Additional acquisition costs of Master
  Sublease adjusted to historical cost                                            (83,855)                           (83,855)
Net loss for the seven-month period           _________      _________           _________       (7,520,869)      (7,520,869)
Balance at March 31, 1994                    15,410,000      38,422,543         5,084,716        (9,161,496)      34,345,763
Value assigned to warrants exercised             72,279          18,500           (18,500)
Preferred stock converted to common stock       271,739       1,900,000                                            1,900,000
Value assigned to detachable warrants                                             304,438                            304,438
Preferred stock dividends accrued                                                (328,011)                          (328,011)
Net loss for the year                         _________      __________          _________      (14,106,837)     (14,106,837)
Balance at March 31, 1995                    15,754,018      40,341,043         5,042,643       (23,268,333)      22,115,353
Net proceeds from sale of common stock          179,765       1,470,329                                            1,470,329
Value assigned to detachable warrants                                           1,350,000                          1,350,000
  Common stock issued to acquire 49% minority
  interest in Hampton Roads Wireless, Inc.      652,523       8,000,000                                            8,000,000
  Less issuance costs                                           (47,058)                                             (47,058)
Common stock issued in ACS Merger            19,362,611     190,600,700                                          190,600,700
  Less registry costs                                        (1,316,743)                                          (1,316,743)
Common stock issued in ECNW Merger            1,880,565      18,652,859                                           18,652,859
Senior preferred stock issuance costs                                          (1,349,984)                        (1,349,984)
Preferred stock dividends accrued                                              (5,042,659)         (836,301)      (5,878,960)
Net loss for the year                         _________     ___________         _________       (40,985,572)     (40,985,572)
Balance at March 31, 1996                    37,829,482    $257,701,130        $        -      $(65,090,206)    $192,610,924


                See notes to consolidated financial statements.

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                    SEVEN-MONTH
                                                                   PERIOD ENDED         YEAR ENDED         YEAR ENDED
                                                                     MARCH 31,           MARCH 31,          MARCH 31,
                                                                        1994                1995              1996
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                        $   (7,520,869)    $ (14,106,837)    $  (40,985,572)
   Adjustments to reconcile net loss to
   net cash used in operating activities
   Depreciation and Amortization                                         294,945         3,639,643         24,718,341
     Non-cash compensation related to employees
     stock purchases                                                   2,465,000                 -                  -
   Non-cash interest expense                                           2,450,000                 -                  -
   Deferred income tax benefit                                                 -                 -        (12,000,000)
   Loan costs and discounts amortization                                 400,000           415,460          1,778,893
   Minority interest in loss                                             (31,266)         (896,700)          (321,910)
   Other                                                                       -          (282,343)          (193,890)
   Changes in assets and liabilities, net of effects
     from acquisitions:
     Subscriber accounts receivable                                       (6,839)          185,689           (111,677)
     Other assets                                                        (50,149)         (173,370)          (128,117)
     Accounts payable and accrued expenses                              (100,871)        3,146,463         (7,404,356)
       Net cash used in operating activities                          (2,100,049)       (8,071,995)       (34,648,288)
Cash flows from investing activities
  Cash paid for businesses acquired, net of cash                      (1,095,143)       (9,916,889)       (77,407,837)
  Purchase of wireless channel rights                                 (1,009,640)       (1,308,678)       (24,489,840)
  Purchase of property and equipment                                    (958,727)      (14,961,633)       (14,498,395)
  Proceeds from sale of property and equipment                                 -           617,950            140,330
  Purchase of investments                                                      -        (6,004,297)          (250,000)
  Proceeds from sale of investments                                            -         6,000,000         13,461,558
  Other                                                                        -        (1,792,324)        (1,166,123)
       Net cash used in investing activities                          (3,063,510)      (27,365,871)      (104,210,307)
CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from issuance of senior notes, other debt and
   warrants                                                            3,420,000         9,769,863        308,062,500
  Payment of senior and other debt                                    (5,163,178)       (2,309,130)       (42,369,042)
  Cash paid for debt service escrow                                            -                 -        (90,638,756)
   Proceeds from issuance of senior preferred stock and
   warrants                                                                    -                 -         70,000,000
  Debt financing costs paid                                                    -                 -         (2,581,183)
  Proceeds from issuance of common stock                              34,662,000         7,114,300          1,545,979
  Registry and other stock issuance costs paid                        (3,852,427)         (351,350)        (2,775,336)
  Payment of related party debt                                       (1,547,636)                -                  -
  Other                                                                        -                 -           (324,405)
       Net cash provided by financing activities                      27,518,759        14,223,683        240,919,757
       Net increase (decrease) in cash and cash equivalents           22,355,200       (21,214,183)       102,061,162
Cash and cash equivalents, beginning                                      60,915        22,416,115          1,201,932
Cash and cash equivalents, ending                                    $22,416,115     $   1,201,932      $ 103,263,094


                See notes to consolidated financial statements.

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                     SUPPLEMENTAL INFORMATION ON NON-CASH
                      INVESTING AND FINANCING ACTIVITIES



      1. In the fiscal periods ended March 31, 1994 and 1995, the Company issued warrants to bridge lenders which were valued at $210,000 and $304,000, respectively.

      2. During the seven-month period ended March 31, 1994 and the years ended March 31, 1995 and 1996, in connection with certain wireless channel rights acquisitions, the Company accrued obligations of $2,764,000 $2,942,258, and $47,256,113, respectively.

      3. The Company issued 250,000 shares of common stock in settlement of $2,250,000 of wireless channel rights obligations and $500,000 of other debt on February 24, 1994.

      4. The Company acquired three corporations with assets (principally wireless channel rights), approximating $3,910,000, for a cash payment of $1,000,000 and seller financed long-term debt obligations of $2,910,000 on March 31, 1994.

      5. The Company accrued $5,214,300 of stock subscription receivable for 510,000 shares of common stock subscribed for on March 24, 1994 in accordance with the underwriter's agreement for the IPO of stock. The stock subscription receivable was collected on April 8, 1994.

      6. During the years ended March 31, 1995 and 1996, in connection with property and equipment acquisitions, the Company accrued obligations of $394,275 and $3,673,925, respectively.

      7.  In  January  1995,  the  Company  acquired the New York  System.   In
conjunction with the acquisition, the Company issued $18,050,000 of Series A preferred stock and $11,000,000 of short-term notes as follows:

Fair value of assets acquired,
 net of cash acquired                                               $  40,691,463
Liabilities assumed                                                    (1,724,574)
Preferred stock issued                                                (18,050,000)
Short term notes issued                                               (11,000,000)
 Cash paid                                                          $   9,916,889

      8.  On March 29, 1995, the Company issued three notes payable aggregating
$5,000,000   relating  to  acquisition  deposits  and  accrued  obligations  of approximately $401,000 relating to acquisition costs.

      9. On July 13, 1995, the Company purchased the 49% minority interest in Hampton Roads Wireless, Inc. for $8,000,000 in CAI common stock.

     10. The underwriter's discount of $8,937,500 was subtracted from the senior notes offered on September 29, 1995.

                                      }3


                 CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                     SUPPLEMENTAL INFORMATION ON NON-CASH
                      INVESTING AND FINANCING ACTIVITIES


     11. On September 29, 1995, the Company issued CAI common stock in two merger acquisitions as follows:

                                                   TOTAL                     ACS                     ECNW
Fair value of assets acquired                  $284,375,604             $255,674,388              $28,701,216
Less:
 Cash portion of purchase price                  49,438,203               41,072,206                8,365,997
 Liabilities assumed                             22,672,180               22,367,053                  305,127
 Acquisition costs and fees                       1,882,229                1,634,429                  247,800
 Note and interest receivable offset              1,129,433                        -                1,129,433
   Value of CAI common stock issued            $209,253,559             $190,600,700              $18,652,859

      In addition, as part of the ACS acquisition, the Company paid ACS bank debt of $22,334,298 and also advanced ACS $11,345,095 which is reflected in ACS's cash balance of $8,250,488 at the date of acquisition.

      In connection with the ECNW acquisition, the Company paid $500,000 for a non-compete agreement.



               SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION


                                                 1994                    1995                     1996
Cash payments for interest
                                                 $750,863                $271,427                 $18,541,227

                See notes to consolidated financial statements.

                                      }4


                 {CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS. CAI Wireless Systems, Inc. (the "Company" or "CAI") was incorporated in August 1991, to invest in, lease, and purchase wireless channel rights (including multi-channel, multi-point distribution services ("MMDS") licenses and instructional television fixed services ("ITFS") licenses) and develop wireless cable systems. The Company operates six analog-based wireless cable systems providing service to approximately 85,100 subscribers in New York City, Rochester, and Albany, NY, Philadelphia, PA, Washington, DC, and Norfolk/Virginia Beach, VA. In addition, CAI has a portfolio of wireless cable channel rights in eight additional markets, including Long Island, Buffalo and Syracuse, NY, Providence, RI, Hartford, CT, Boston, MA, Baltimore, MD, and Pittsburgh, PA.

PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries (HRW 51% owned prior to July 13, 1995) and CS Wireless Systems, Inc. ("CS Wireless") until February 23, 1996, when as a result of the CAI-Heartland closing, it became a 54% owned subsidiary. As of that closing date, CS Wireless is accounted for on the equity method of accounting. All material inter-company accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH EQUIVALENTS. For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of money market type funds. The Company has a concentration of credit risk with regard to its cash in excess of the amount subject to federal insurance and money market type funds. The Company has mitigated its risk by depositing its cash in high credit quality financial institutions and by investing in low risk, high grade money market type funds which invest in U.S. government securities or high grade commercial paper.

PROPERTY AND EQUIPMENT. Property and equipment are carried at cost. Depreciation and amortization is calculated by the straight-line method over the estimated useful lives of the related assets. The Company capitalizes subcontractor and direct employee labor costs incurred in connection with the installation of its television reception equipment on subscriber premises. Amortization of such costs is based on the estimated subscriber turnover rate for each system. These turnover rates range from 2 to 3 years. In addition, projects in process are carried at cost including capitalized interest amounting to $144,899 for the year ended March 31, 1996.

ACQUISITIONS. All acquisitions of companies have been accounted for on the purchase method of accounting and the purchase prices have been "pushed down" to the acquired companies, primarily to wireless channel rights and goodwill, including provisions for deferred income taxes where applicable. Some acquisitions required issuance of CAI common stock which was recorded at the average market price per share as defined in the purchase agreements, usually over a ten day period. Also, direct acquisition costs were included as part of the purchase price. Costs to register CAI common stock in connection with an acquisition were treated as a reduction of the fair market value of shares issued for that acquisition in the common stock account.

INVESTMENT IN CS WIRELESS SYSTEMS, INC. The investment in CS Wireless is recorded at cost and the difference between CAI's cost and the pro-rata ownership of the underlying equity is being amortized over 15 years, commensurate with goodwill and wireless channel rights amortization periods to which the investment primarily

                                      }5


                 {CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

relates. CAI will record its share of CS Wireless' net loss, adjusted for the amortization of its investment, in the statement of operations as a separate line item because the Company's majority stock ownership of CS Wireless is expected to be temporary and voting control is limited. CS Wireless was a wholly-owned subsidiary until February 23, 1996. The Company's share of unconsolidated operations from February 23, 1996 to March 31, 1996 is not material. CS Wireless has adopted a December 31 fiscal year and accordingly the Company records its proportionate share of the results of CS Wireless' operations based on a fiscal period ending three months earlier than that of the Company.

INTANGIBLES.

      WIRELESS CHANNEL RIGHTS.Wireless channel rights are carried at cost and amortized over their estimated useful lives, generally 15 years. Wireless channel rights placed in service prior to April 1, 1995 were amortized over 10 years. Upon reevaluation, the Company changed its estimate of useful life to 15 years and accordingly will amortize the balance over the remaining life. The effect of this change was not material. The Company periodically reviews wireless channel rights and other long-lived assets whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. When such circumstances occur, the Company will evaluate the possible effects on the carrying amount of such assets.

      GOODWILL. Goodwill, consisting of the acquisition costs in excess of the amounts allocated to assets and liabilities of the companies acquired, is amortized over 15 years.

      LOAN  ACQUISITION  COSTS.   Costs  incurred  to  obtain financing for the
acquisitions and for general corporate purposes are amortized over the respective terms of the debt, primarily seven years.

INVESTMENTS IN DEBT SERVICE ESCROW. Investments in the debt service escrow, consisting of debt instruments maturing over three years to coincide with the interest payment dates of the senior notes, are carried at cost since they will be held to maturity. Each investment is adjusted for accretion of discounts and amortization of premiums which are reflected in interest income.

REVENUE RECOGNITION.   Revenues  from  subscribers are recognized in the period
that service is rendered. Installation fees are recognized as revenues upon subscriber hook-up to the extent of costs to obtain subscribers.

INCOME TAXES. The Company files a consolidated federal income tax return with its subsidiaries in which it owns 80% or more of the outstanding common stock. Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable for future years to the difference between the financial statement and tax basis of existing assets and liabilities. The effect of tax rate changes on deferred taxes is recognized in the income tax provision in the period that includes the enactment date. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that all, or some portion, of such deferred tax asset will not be realized.

LOSS PER SHARE. Loss per share has been calculated on the basis of weighted average number of shares outstanding during each period presented. The weighted average number of shares outstanding were 12,278,220 shares, 15,456,540 shares and 27,075,578 shares for the periods ended March 31, 1994 , 1995 and 1996, respectively. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin (SAB) No. 83, common

                                      }6


                 {CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

and common equivalent shares issued at prices below the anticipated public offering price during the twelve months immediately preceding the filing date of the initial public offering have been included in the calculation of common and common equivalent shares as if they were outstanding for all periods presented (using the treasury stock method and the public offering price). For the periods subsequent to the public offering, outstanding options and warrants are not considered for the purposes of calculating the weighted average shares of common stock outstanding, since these securities are anti-dilutive.

RECLASSIFICATION. The Company has reclassified certain items in prior years' financial statements to make them comparative to the current year presentation. The reclassification had no effect on results from operations.

CHANGE IN YEAR-END. The Company changed its fiscal year-end to March 31, as of March 1994. Previously, the Company had used August 31, 1993 as its fiscal period ending date. Accordingly, the period ended March 31, 1994 is for a seven month period.

OTHER DEVELOPMENTS. Statement of Financial Accounting Standards No. 121 -- Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of is effective for fiscal years beginning after December 15, 1995. The Company will adopt this statement on April 1, 1996. CAI believes this statement will not have a material effect on CAI's financial position or results of operations.

     Statement of Financial Accounting Standards No. 123 -- Accounting for Stock-Based Compensation is effective for fiscal years beginning after December 15, 1995. CAI intends to continue using the intrinsic value based method of accounting for employee stock compensation and intends to implement the disclosure requirements required by FASB 123 as of April 1, 1996. CAI believes this statement will not have a material effect on CAI's financial position or results of operations.

NOTE 2-ACQUISITIONS

HAMPTON ROADS WIRELESS, INC. On July 13, 1995, the Company acquired the remaining 49% minority interest for $8,000,000 in CAI common stock.In accordance with the purchase method of accounting, the excess (approximately $7,890,000) over the book value of the minority interest acquired has been allocated to the wireless channel rights acquired.

TWO BOTT CORPORATIONS. On January 12, 1996, the Company acquired two corporations (Chenango Associates, Inc. and Onondaga Wireless, Inc.) from George Bott and the a related Bott trust. The two corporations had no revenues or operations and hold wireless channel rights in Buffalo and Syracuse, NY, respectively. The purchase price for the two corporations was $2,480,000 of which $1,430,000 is payable without interest over six years with a balloon payment of $1,029,500 as the 72nd payment. This six year note has been recorded at a present value of $757,000 using a 12.25% imputed interest rate.In accordance with the purchase method of accounting, the excess (approximately $1,439,000) of the purchase price over the carrying value (approximately $368,000) of the net assets acquired (principally wireless channel rights) has been allocated to the wireless channel rights acquired.

                                      }7


                 {CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2 - ACQUISITIONS (CONTINUED)

NEW YORK SYSTEM. As of January 9, 1995, the Company, through its wholly-owned subsidiary, New York Choice Television, Inc., acquired assets and assumed certain liabilities, of the New York City wireless cable system of The Microband Companies, Inc. ("Microband") an unaffiliated entity under protection of Chapter 11 of the Bankruptcy Code at that date. The New York System has been included in the Company's operations since January 10, 1995. The Company funded the acquisition price of $39,050,000 with $18,050,000 of Series A preferred stock, $11,000,000 of short-term notes, and $10,000,000 in cash.In accordance with the purchase method of accounting, the excess (approximately $31,700,000) of the acquisition cost over the fair value of the tangible assets and liabilities has been allocated to wireless channel rights.

ACS ENTERPRISES, INC. On September 29, 1995 , the Company acquired ACS Enterprises, Inc. and Subsidiaries ("ACS"), a public company with operating wireless cable systems in Philadelphia, PA, Cleveland, OH and Bakersfield, CA and has wireless channel rights in Stockton/Modesto, CA, for $3.50 per ACS common share and 1.65 CAI common shares for each ACS common share. This acquisition required $41,072,206 in cash and 19,362,611,shares of CAI common stock valued at $190,600,700. The purchase price including direct acquisition costs in excess of ACS's book value were allocated to wireless channel rights and the remainder to goodwill. (See also Note 5). ACS has been included in the Company's operations since September 29, 1995.

EASTERN CABLE NETWORKS OF WASHINGTON, INC. On September 29, 1995, the Company acquired Eastern Cable Networks of Washington, Inc. ("ECNW") which operates a wireless cable system in the Washington, DC area for approximately $8,366,000 in cash and 1,880,565 shares of CAI common stock valued at approximately $18,653,000. ECNW was merged into a subsidiary of CAI which was renamed
Washington Choice Television, Inc. The purchase price including direct acquisition costs in excess of book value was allocated to wireless channel rights. ECNW has been included in the Company's operations since September 29, 1995.

OTHER ACQUISITIONS. On September 29, 1995, concurrent with the ACS and ECNW acquisitions mentioned above, the Company purchased the non-operating assets, primarily wireless channel rights, of the Baltimore and Pittsburgh wireless systems for approximately $16,381,000 and $12,272,000, respectively, including direct acquisition costs. The Company incurred debt of $8,350,000 with the balance paid in cash.

                                      }8


                 {CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2 - ACQUISITIONS (continued)

PRO FORMA SUMMARY RELATING TO THE ACS AND ECNW ACQUISITIONS. The following unaudited pro forma summary presents the condensed consolidated statement of operations information of the Company, the ACS and ECNW acquisitions as if the operations had been combined as of the beginning of year ended March 31, 1995:

                                                                          YEAR ENDED MARCH 31,
                                                                            1995         1996
Revenues
                                                                   $   27,484,403         $  48,343,807
Costs and expenses, excluding depreciation
 and amortization                                                      39,465,821            71,619,582
Depreciation and amortization                                          34,015,656            42,920,977
        Operating loss                                                (45,997,074)          (66,196,752)
Other income ( expense )
   Interest expense                                                   (11,533,745)          (29,491,980)
   Other income                                                           883,827             6,071,408

        Loss before income tax benefit and minority
             interest                                                 (56,646,992)          (89,617,324)
Income tax benefit                                                     14,336,600            22,238,000
Minority interest in loss                                                 896,700               321,910
        Net loss                                                     $(41,413,692)         $(67,057,414)
Net loss per common share                                            $      (1.13)         $      (1.78)
Average common and equivalent shares
outstanding                                                            36,699,716            37,639,125
Pro forma assumptions :

  (a) The one-time merger fees and debt extinguishment costs totaling approximately $ 3.1 million incurred by
  ACS have been eliminated from other income (expense) for the year ended March 31, 1996.
(b) Interest expense on the applicable portion of senior notes used to complete both acquisitions including paying the ACS bank debt has been recorded in place of existing ACS and ECNW interest expense for the years ended March 31, 1995 and 1996.
(c) Deferred tax benefit is recorded at a composite rate of 40 % of the loss adjusted for goodwill amortization.
(d) Preferred stock dividend requirements are not included in this presentation.


      The unaudited pro forma information does not reflect the elimination of the Cleveland and Bakersfield divisions of CS Wireless which with CAI's reduction in ownership constitute a disposition. Cleveland and Bakersfield revenue approximated $12.0 million with net loss approximating $6.4 million for the year ended December 31, 1995.

      The unaudited pro forma information shown above does not purport to be indicative of the results of operations that actually would have been obtained if the companies were combined during the periods presented, or results of operations which may occur in the future.

                                      }9


                 {CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 3 - PROPERTY AND EQUIPMENT

      Property and equipment consisted of the following:

                                                   Useful
                                                    LIFE                      1995                      1996
Transmission equipment                          3-7 years         $  7,116,364              $  9,542,449
Subscriber equipment                            3-5 years           14,446,640                41,950,370
Leasehold improvements                          5-20 years           1,023,217                   939,090
Office furniture and equipment                  5-7 years            1,617,226                 3,056,631
Vehicles                                        3 years                239,754                   584,761
                                                                    24,443,201                56,073,301
Less accumulated depreciation
and amortization                                                     2,602,873                14,063,102
                                                                    21,840,328                42,010,199
Projects in process                                                          -                10,558,420
                                                                    $21,840,328              $52,568,619

      Depreciation and amortization for the seven-month period ended March 31, 1994 and for the years ended March 31, 1995 and 1996 was $222,922, $2,518,239 and $12,922,021, respectively.

      The projects in process primarily represent costs incurred to date relative to establishing digital systems in Norfolk/Virginia Beach, VA and Boston, MA.

NOTE 4 - WIRELESS CHANNEL RIGHTS

      The company has acquired wireless channel rights through direct negotiation with license holders and with sub-lessors of certain licenses and through business acquisitions. The company's wireless channel rights are predominately lease arrangements, however, the company is the direct licensee to certain licenses and has purchase options on others. The Company's wireless channel rights are principally located in the New York City, Albany, Long Island, and Rochester, New York; Hartford, Connecticut; Norfolk/Virginia Beach, Virginia; Boston, Massachusetts; Philadelphia and Pittsburgh, Pennsylvania; Washington, D.C., and Baltimore, Maryland markets.

      The lease and sub-lease agreements frequently require initial fees followed by certain monthly fees based on subscriber volume, subject to certain minimum fees. Certain agreements require profit sharing with the license holders. The lease and sub-lease periods generally follow the periods corresponding to the actual FCC license dates with provisions for extensions upon license renewal from the FCC. The FCC licenses are typically granted for a ten-year period. The Company is obligated to pay, as of March 31, 1996, minimum fees to license holders or sub-lessors in future years as follows:

        Years ending
        MARCH, 31
           1997                                                           $ 3,809,000
           1998                                                             4,622,000
           1999                                                             4,834,000
           2000                                                             5,012,000
           2001                                                             5,151,000
           Thereafter                                                      15,564,000
             Total                                                        $38,992,000

                                      }10


                 {CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4 - WIRELESS CHANNEL RIGHTS (CONTINUED)

      Lease expense for the year ended March 31, 1996 was approximately $1,700,000. The Company capitalizes the wireless channel rights acquisition costs and initial fees and amortizes such costs when operations commence in the market to which they relate. The non-operating wireless channel rights, totaling approximately $9,500,000 as of March 31, 1995 and $89,000,000 as of March 31, 1996, will be amortized when placed in service. The following is a summary of wireless channel rights:

                                                           1995                             1996
Cost of wireless channel rights                        $47,373,711                        $212,691,464
Less accumulated amortization                            1,181,628                           6,717,624
                                                       $46,192,083                        $205,973,840

       Amortization for the seven-month period ended March 31, 1994 and for the years ended March 31, 1995 and 1996 was $70,000, $1,111,628 and $6,467,996,
respectively.

      Wireless channel rights obligations are due within one year without interest. The amount due as of March 31, 1996 includes $35,101,033 due on the successful bids at FCC Auction and is net of $12.6 million due from CS Wireless for rights acquired by CAI (for which CAI is obligated) on behalf of CS Wireless.

NOTE 5 - INVESTMENT IN CS WIRELESS SYSTEMS, INC.

      CAI closed a series of transactions on February 23, 1996 with Heartland Wireless Communications, Inc. ("Heartland") and CS Wireless pursuant to a participation agreement between CAI and Heartland dated December 12, 1995. CAI, after the transactions, owns approximately 54% of CS Wireless, Heartland approximately 35%, the BANX Partnership approximately 10% and the unit holders approximately 1%. The cable systems, wireless channel rights and other assets of CS Wireless with the exception of Charlotte, NC were acquired by CAI through the ACS acquisition.

      CS Wireless, which had been a wholly owned subsidiary of CAI (see Note 2) and the operator of a wireless cable system in Cleveland, OH, acquired or had contributed to it, under the participation agreement, operating wireless cable systems or wireless channel rights held by CAI in Bakersfield, CA, Charlotte, NC, and Stockton/Modesto, CA and held by Heartland in Dallas, Fort Worth, and San Antonio, TX, Dayton, OH, Maysville and Sweet Springs, MO, Minneapolis, MN, Grand Rapids, MI and Salt Lake City, UT. The Heartland contribution was valued at approximately $138,663,000, the estimated fair value. Heartland received 3,578,834 shares of CS Wireless common stock, approximately $28,300,000 of cash, and $40,000,000 of notes from CS Wireless.

      CS Wireless also closed an offering of $400,000,000 face amount of units with gross proceeds approximating $230,000,000 which were used in part to make the cash payment to Heartland on February 23, 1996. Each unit consisted of four $1,000 face amount 11.375% senior discount notes, due March 1, 2006 and 1.1 shares of CS Wireless common stock. CAI has not guaranteed this or any other CS Wireless debt.

                                      }11


                 {CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5 - INVESTMENT IN CS WIRELESS SYSTEMS, INC. (CONTINUED)

      The following is an Unaudited Pro Forma Condensed Combined Balance Sheet of CS Wireless as of December 31, 1995 as if all above described transactions had occurred on that date.

     ASSETS
Cash and cash equivalents                                    $168,302,000
Other current assets                                            1,136,000
Systems and equipment, net                                     30,511,000
Wireless channel rights, net                                  135,659,000
Excess of cost over fair value of net assets acquired          51,335,000
Net assets held for sale                                       27,609,000
Other assets, net                                               9,242,000
                                                             $423,794,000
     LIABILITIES AND EQUITY
Accounts payable and accrued expenses                      $    5,626,000
Long-term debt                                                    397,000
Heartland long-term note                                       15,000,000
Senior discount notes                                         228,684,000
Deferred income taxes                                          14,556,000
Equity                                                        159,531,000
                                                             $423,794,000

      The following is an Unaudited Pro Forma Condensed Combined Statement of Operations for CS Wireless for the year ended December 31, 1995 utilizing historical operating statements of the constituent systems adjusted for the above transactions as if they had occurred on January 1, 1995.

Total revenues                                                            $  16,618,000
Operating expenses:
  Systems operations                                                          8,233,000
  Selling, general and administrative                                        10,829,000
  Depreciation and amortization                                              18,526,000
   Total operating expenses                                                  37,588,000
     Operating loss                                                         (20,970,000)
Interest expense                                                            (29,319,000)
Interest income and other                                                       765,000
     Loss before income tax benefit                                         (49,524,000)
Income tax benefit                                                           14,556,000
     Net loss                                                              $(34,968,000)

                                      }12


                 {CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6 - DEBT SERVICE ESCROW

      The debt service escrow relating to the senior notes is being used to pay the first three years of interest on the senior notes. The escrow is held in trust by Chemical Bank and consists of marketable government debt instruments that mature as follows:

                                                                  GROSS UNREALIZED
                                      AMORTIZED COST              GAINS     LOSSES            MARKET VALUE
Maturing in fiscal year ending:
 March 31, 1997                     $28,591.935                  $27,206           $     -      $28,619,141
 March 31, 1998                      31,989,268                   43,335                 -       32,032,603
 March 31, 1999                      16,382,674                        -            36,833       16,345,841
   Total invested                    76,963,877                   $70,541          $36,833       76,997,585
Cash balance                              2,554                                                       2,554
Accrued interest                        654,657                                                     654,657
   Total escrow balance             $77,621,088                                                 $77,654,796

      The Company received $13,275,000 upon maturity of a security in the escrow account with no gain or loss. Also the Company has a concentration of credit risk with respect to the investments in the escrow account which is mitigated by investing in marketable U.S. government debt instruments.

NOTE 7 - OTHER ASSETS

      Other assets at March 31, consist of :

                                                              1995                             1996
Acquisition deposits                                       $6,000,000             $                 -
Other assets                                                1,854,452                       2,268,847
                                                           $7,854,452                    $  2,268,847

NOTE 8 - DEBT

      Debt consisted of the following:

SENIOR DEBT                                                          1995                       1996
 12.25% senior notes due 2002 (a)                                 $         -                   $275,000,000
   12% notes payable - New York System acquisition debt (b)        21,250,000                              -
NOTES PAYABLE
 Term notes due May 9, 2005 (c)                                             -                     29,753,550
 Acquisitions (d)                                                   3,062,337                     12,138,186
 Acquisition  deposits                                              5,000,000                              -
 Employee notes                                                             -                      1,063,156
 Vehicles, equipment and other                                        219,810                        479,775
                                                                 $ 29,532,147                   $318,434,667

                                      }13


               {CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8 - DEBT (CONTINUED)

Scheduled maturities of debt at March 31, 1996, are as follows:

                        YEARS ENDING MARCH 31
                            1997                                   $    5,251,356
                            1998                                          451,225
                            1999                                          257,878
                            2000                                          232,560
                            2001                                        7,048,579
                            Thereafter                                305,193,069
                                                                     $318,434,667

(a) CAI's offering of $275,000,000 of 12 1/4% Senior Notes due 2002 closed on September 29, 1995. The proceeds were used in part to pay the cash portions of certain acquisitions and to fund a debt service escrow account (Escrow) with approximately three years of interest pursuant to the indenture. The indenture calls for semi-annual interest payments (March and September) from Escrow with the principal due in full on September 15, 2002. The Senior Notes are general unsecured obligations of CAI except for a first priority security interest in the Escrow and its equal rank with the other senior debt and senior rank to the other debt with respect to right of payment. The Senior Notes are effectively subordinated to all collateralized debt to the extent of the value of assets collateralizing such debt. The indenture also imposes certain limitations and restrictions on CAI including the ability of CAI to incur additional indebtedness, pay dividends, make investments, consummate certain asset sales, enter into certain transactions with affiliates, incur liens, engage in unrelated businesses, and enter into mergers and/or consolidations without express consent.

(b) On January 9, 1995, the Company issued various short-term notes to finance the acquisition of the New York System. These notes, including accrued interest and a five percent success fee, were repaid on May 9, 1995 from proceeds of the Term Notes mentioned in
   (c) below. The success fee of $1,062,500 was charged to interest expense over the period January 9, 1995 to May 9, 1995.

(c) Two $15,000,000 term notes issued to affiliates of NYNEX and Bell Atlantic are due on May 9, 2005 with interest at 16%, accruing semi-annually on both principal and unpaid accrued interest. Interest will be paid semi-annually on March 1 and September 1 of each year, commencing on March 1, 1999. The term notes contain maintenance and compliance covenants including compliance with the Business Relationship Agreement and the covenants mentioned in (a) above. The original discount of $300,000 represents the value of the Warrants issued with the term notes and is amortized over the term note period as interest expense. In addition, the term notes interest rate increased to 16% from 14% per annum pursuant to an adjunct agreement with BANX regarding licensing issues, which amounted to an additional interest expense of $354,000 for the applicable period of September 29, 1995 to March 31, 1996. For the year ended March 31, 1996, interest expense on the term notes approximated $4,000,000, which is included in accrued expenses.

   The term notes are convertible into 14% Senior Preferred Stock at the initial Conversion Price of $10,000 per Senior Preferred Share until September 29, 2000. The 14% Senior Preferred Shares are convertible into Voting Preferred Stock based on a formula prescribed in the terms of the Senior Preferred Stock. The Stage I Warrants entitle the holder to purchase Voting Preferred Shares from the Company from time to time based on formulas prescribed in the terms of the Stage I Warrant until September 29, 2000. The Voting Preferred Stock is convertible into common stock. Together, the terms and intent of the Term Notes, 14% Senior Preferred Stock, and the Stage I and Stage II Warrants allow NYNEX and Bell Atlantic through their affiliates to maintain a constant 45% common stock position in CAI, assuming exercising the Warrants and full conversion of all shares to common shares.

            CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8 - DEBT (CONTINUED)

(d) The notes payable for acquisitions consist of (1) a note in the amount of $3,525,000 relating to the Pittsburgh Asset purchase, due on September 30, 1996 with interest payable semi-annually at 8% per annum; (2) a note in the amount of $4,725,000 relating to the Baltimore Asset purchase due on September 29, 2000 with interest payable quarterly at 8% per annum for the first three years and 12% per annum thereafter to maturity. Both notes are subordinated to all other CAI obligations for borrowed money unless by its terms such obligations are not Senior Indebtedness and all other obligations collateralized by liens or a security interest on CAI property and (3) acquisition notes payable reflecting the notes issued to Bott and the Bott Family Trust in connection with the purchase of five corporations with wireless channel rights. Three Bott corporations were acquired on March 31, 1994 resulting in notes with a face value of $3,750,000 discounted to $2,910,000 based on an imputed interest rate of 8.5%. Another two Bott corporations were acquired in January 1996 resulting in a note with a face value of $1,430,000 discounted to $757,000 based on an imputed interest rate of 12.25%. Each of the notes is collateralized by the common stock of the company acquired.

NOTE 9 - INCOME TAXES

      The components of the consolidated income tax benefit for the period ended March 31, 1994 and the years ended March 31, 1995 and 1996 are as follows:

                                          1994                 1995                       1996
Current                                 $    -              $     -          $                 -
Deferred                                     -                    -                 12,000,000
    Total                               $    -              $     -                $12,000,000

      The primary items giving rise to the difference between the federal statutory tax rate and the Company's effective tax rate is the recognition of certain tax benefits associated with acquisitions as a reduction to goodwill under the purchase accounting rules for the year ended March 31, 1996, the establishment of a valuation allowance against deferred tax assets for the year ended March 31, 1995 and certain nondeductible stock transactions for the period ended March 31, 1994.

      The significant components of deferred tax assets and liabilities are as follows:

                                                            1995                            1996
Net operating loss carryovers                            $ 7,630,000                    $ 24,915,000
Intangibles                                              (1,580,000)                    (34,841,000)
Investment in CS Wireless                                          -                    (24,000,000)
Property and equipment                                     (462,000)                     (1,434,000)
Other, net                                                   402,000                        (50,000)
Total net deferred tax asset (liability)                   5,990,000                    (35,410,000)
Less: Valuation allowance                                (5,990,000)                               -
Net deferred tax asset (liability)                $                -                   $(35,410,000)

                              }14


        {CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9 - INCOME TAXES (CONTINUED)

      Approximately $47,410,000 of the change in deferred taxes from March 31, 1995 to March 31, 1996 was recorded as a net increase in goodwill incident to the purchase accounting of certain acquisitions.

      A valuation allowance is provided to reduce deferred tax assets to a level which, more likely than not, will be realized. The deferred tax assets recorded reflects management's estimate of the amount which will be realized based upon current operating results and contingencies. During the year ended March 31, 1996 the valuation allowance of $5,990,000 was eliminated.

      The Company has available as of March 31, 1996 approximately $62 million of net operating loss carryforwards which begin to expire in 2009. The use of these carryforwards may be limited on an annual basis pursuant to the Internal Revenue Code due to certain changes in ownership and equity transactions.

NOTE 10 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

      The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND CASH EQUIVALENTS. The carrying amount approximates fair value because of the short maturity of those instruments.

DEBT SERVICE ESCROW. The fair values of the investments in the debt service escrow are estimated based on market values or comparable interest rates, creditworthiness, and maturities of other debt instruments.

DEBT. The fair value of the Company's debt is primarily based on quoted market prices for its publicly traded senior notes and for the remaining debt, estimated based on quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. The fair value of debt maturing within twelve months is estimated to be its carrying value.

                                                          Carrying                           Fair
                                                           AMOUNT                          VALUE
Cash and cash equivalents                            $103,263,094                    $103,263,094
Debt service escrow                                    77,621,088                      77,654,796
Debt
 Senior notes                                         275,000,000                     292,187,500
 Term  notes and other                                 43,434,667                      45,556,117

NOTE 11 - COMMITMENTS

CONSULTING AGREEMENTS. As of March 31, 1996, the Company is obligated under five consulting agreements, expiring in September 1996 through April 2000, for certain business, system design and other consulting services to be provided. These agreements provide that the consultants shall be paid fees aggregating $607,000.

                              }15


        {CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 11 - COMMITMENTS (continued)

PURCHASE COMMITMENTS. As of March 31, 1996, the Company had approximately $22.3 million of outstanding purchase orders, primarily relating to equipment and technical work for the Boston and Norfolk/Virginia Beach Projects.

PROGRAMMING CONTRACTS. In connection with its distribution of television programming, the Company has fixed-term contracts with various program suppliers, such as HBO, Showtime, CNN, MTV, USA, and A&E. Contract terms range in length from one year to ten years and expire at various dates through 2003. Most contracts are subject to automatic renewal upon expiration unless notice is given, by either party, of intent not to renew. These contracts require the Company to pay fees to programmers based on the number of subscribers.

Expansion. Management believes that the foregoing commitments and its expansion plans will require the Company to raise additional funds during the year ending March 31, 1997. Such additional funds my take the form of debt or equity securities issuances, borrowings under loan arrangements or sales of assets including channel rights or wireless cable systems. Any such financings must conform to the requirements contained in the agreements with BANX and the restrictions imposed by the Senior Notes. In the event that such additional financings are not available to the Company, management can and will defer the acquisition of capital expenditures and other costs. The present revenue stream and cash resources available to the Company are adequate to sustain the Company's needs through mid-1997 if such actions were taken. However, expansion plans would be adversely impacted.

      Due to the regulated nature of the subscription television industry, the Company's growth and operations may be adversely impacted by the adoption of new, or changes to existing, laws or regulations or the interpretations thereof.

NOTE 12 - REDEEMABLE PREFERRED STOCKS

      As part of the BANX Transactions (see Note 17) the BANX Partnership purchased 7,000 shares of Senior Convertible Preferred Stock (Senior Preferred) and Stage II Warrants to purchase Voting Preferred Stock, without par value, of CAI. The Senior Preferred has a 14% cumulative dividend, payable quarterly (optionally before December 1, 1998 and Mandatorily after December 1, 1998). Additionally, the dividend is increased by an amount calculated at a rate of 14% per annum, compounded semi-annually, on any accrued dividends remaining unpaid. In addition, the Company is subject to an additional dividend at the rate of 0.5% per quarter on the par value plus unpaid accrued dividends pursuant to an adjunct agreement with BANX regarding licensing issues. As of March 31, 1996, dividends accrued to BANX approximated $5,800,000.

      The Senior Preferred is convertible into Voting Preferred Stock, based on a formula prescribed in the terms of the Senior Preferred for a period of five years commencing on September 29, 1995, the date of issue. In turn, the Voting Preferred Stock is convertible into common stock, initially at the rate of 100 shares of common stock for one share of Voting Preferred Stock. The terms and intent of the Senior Preferred and the Term Notes together with the Stage I and Stage II Warrants held by affiliates of NYNEX and Bell Atlantic are to allow them the ability to maintain a 45% common stock ownership position at all times, assuming exercise and conversion of all warrants and preferred shares. The Senior Preferred Stock also provides for mandatory redemption at par plus any accrued dividends on the tenth anniversary date of the Original Issue Date which was September 29, 1995, absent any conversion.

                              }16


{
        CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12 - REDEEMABLE PREFERRED STOCKS (CONTINUED)

      In conjunction with the January 9, 1995 acquisition of the New York System, the Company issued 180,500 shares of Series A preferred stock. The Series A preferred stock has an 8% cumulative dividend which restricts other dividend payments, and the shares are convertible through January 9, 1998, into common stock based on the Series A preferred stock having a $100 redemption and liquidation value and a conversion price of the lesser of $11 or the average of the ten day market price prior to conversion. The shares have certain registration rights. The Company must redeem all Series A shares by January 9, 2000, or earlier. The Company has authorized 350,000 shares of Series A preferred stock, of which 180,500 shares were issued and outstanding at March 31, 1995 and 1996.

      Through the month of May 1996, a total of 174,725 shares of the Series A 8% Redeemable Convertible Preferred Stock was converted into 2,481,991 shares of CAI common stock.

NOTE 13 - SHAREHOLDERS' EQUITY

      In September 1993, the Company sold 703,900 shares to certain officers and employees at less than fair market value. The Company recorded $2,465,000 as additional compensation expense and additional paid-in-capital. In addition, as part of a restructuring of ownership, the Company issued 1,596,100 shares to certain owners of the Company.

      In  September  1994,  74,000 warrants were exercised on a
non-cash  basis at $.25 by an  officer  for  72,279  shares  of
common stock.   The  value  of the aggregate exercise price was
$18,500.

      On March 8, 1995, the Company authorized and issued 20,000 shares of Series B preferred stock for $2,000,000 gross proceeds before a $100,000 placement fee. The Series B preferred stock has a 6% cumulative dividend provision, are redeemable and are also convertible to common stock based on the Series B preferred stock having a $100 liquidation value and a conversion price of $7.36 unless the market price is less than $9.20 on the conversion date, at which point there is an adjustment based on 80% of the market price. All 20,000 shares of Series B preferred stock were converted into 271,739 shares of common stock in April 1995, which pursuant to conversion are considered cancelled as of March 31, 1995. These shares of Series B preferred stock cannot be reissued. The 271,739 shares of common stock issued in April 1995 pursuant to the conversion feature on the 20,000 shares of Series B preferred stock were considered outstanding as of March 31, 1995.

      On September 29, 1995, the Company amended and restated its Certificate of Incorporation with shareholder approval to increase the authorized number of CAI no par Common Shares available for issuance from 45,000,000 to 100,000,000, and to authorize 15,000 shares of a new class of 14% Senior Preferred Stock, par value $10,000 per share and 2,000,000 shares of a new class of Voting Preferred Stock, no par value. The Senior Preferred Stock is convertible into Voting Preferred Stock and the Voting Preferred Stock is convertible into common stock. (see Note 12).

                              }17


        {CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13 - SHAREHOLDERS' EQUITY (CONTINUED)

      The stock capitalization is as follows:

                                                  Shares Authorized                    Shares Issued and Outstanding
              CLASS OF  STOCK                    AS OF MARCH 31, 1996              MARCH 31, 1995              MARCH 31, 1996
Preferred stock
   14% Senior convertible preferred stock,
   par value $10,000 per share                    15,000                               -                       7,000
  Series preferred stock
     Series A 8% redeemable convertible          350,000                         180,500                     180,500
     preferred stock, no par value
    Undesignated                               4,650,000                               -                           -
     Total series preferred stock              5,000,000                         180,500                     180,500
   Voting preferred stock, no par value        2,000,000                               -                           -
     Total preferred stock                     7,015,000                         180,500                     187,500
Common stock, no par value                   100,000,000                      15,754,018                  37,829,482

NOTE 14 - OPTIONS AND WARRANTS

      STOCK OPTION PLANS

INCENTIVE AND NONQUALIFIED STOCK OPTION PLANS. The Company's 1995 Incentive Stock Plan (the "1995 Plan") provides for the grant of incentive stock options (qualifying under Section 422 of the Internal Revenue Code), non-qualified stock options, stock appreciation rights, performance shares and restricted stock or any combination of the foregoing, as the Committee may determine. The 1995 Plan will expire on March 27, 2005. The number of shares available for grants is 1,200,000 shares and the 1995 Plan is administered by the Board of Director's Compensation Committee. Vesting and the per share exercise price for stock options granted under the 1995 Plan, which will not be less than 100% of the fair market value per share of common stock on the date the option is granted, is determined by the Compensation Committee at the time of grant.

      In November 1993, the Company adopted its 1993 Stock Option and Incentive Plan (the "1993 Plan"). Under the 1993 Plan, options to purchase an aggregate of not more than 1,000,000 shares of common stock may be granted, from time to time, to key employees (including officers), advisors and independent consultants to the Company or to any of its subsidiaries. Options granted to officers and employees may be designated as incentive stock options ("ISOs") or nonqualified stock options ("NQSOs"). Options granted to independent consultants and other nonemployees may only be designated NQSOs.

      The 1993 Plan is administered by a committee established by the Board of Directors. Vesting and the per share exercise price for stock options granted under this Plan, which will not be less than 100% of the fair market value per share of common stock on the date the option is granted, is determined by the Compensation Committee at the time of grant.

OUTSIDE DIRECTORS' OPTION PLAN. In October 1993, the Company adopted the Outside Directors' Option Plan (the "Directors' Plan"). Under the Directors' Plan, options to purchase an aggregate of not more than 30,000 shares of common stock may be granted from time to time to nonemployee directors. These options will vest at the rate of 20% a year over five years, beginning one year after date of grant and are exercisable for a period of seven years. The exercise price for stock options granted under the Directors' Plan will not be less than 100% of the fair market value of the common stock on the grant date. As of March 31, 1996, the Company has granted options under this plan to purchase 8,334 shares of common stock at $11 per share.

                              }18


        {CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14 - OPTIONS AND WARRANTS (CONTINUED)

OPTION ACTIVITY. Information on options for the above described plans is summarized as follows:

                                      Exercise             NUMBER OF OPTIONS
                                      PRICE RANGE        TOTAL                              Exercisable
 Outstanding, September 1, 1993          -                          -
   Granted                            $11.00                     452,667
 Outstanding, March 31, 1994          $11.00                     452,667                     205,000
   Granted                            $11.00-15.00               743,834
   Canceled                           $11.00-15.00              (254,667)
Outstanding, March 31, 1995           $11.00-15.00               941,834                     454,500
   Granted(1)                         $7.50-11.00                997,300
   Canceled(1)                        $11.00-15.00              (665,000)
Outstanding, March 31, 1996           $7.50-11.00              1,274,134                     550,501

         (1) Employees submitted and the Company reissued repriced options for 959,500 shares.

      The average purchase price of outstanding stock options at March 31, 1994, 1995 and 1996 was $11.80 per share, $12.27 per share and $7.75 per share, based on an aggregate purchase price of $5,321,000, $11,733,500 and $9,850,000, respectively.
Outstanding stock options will expire over a period ending no later than March 2002.

      WARRANTS

THE BANX WARRANTS. The BANX Partnership holds warrants to the Stage I and Stage II financings which are exercisable for an aggregate of $201,000,000 and which entitle BANX to common stock aggregating 45% of the then total outstanding shares of the Company if exercised along with the conversion provisions of the term notes and senior preferred stock for which CAI has already received $100,000,000.

COMMON STOCK WARRANTS.   Outstanding warrants, except for those
issued to the BANX Partnership, are as follows:


                                             Exercising                  Number of
                                            PRICE RANGE                  Warrants
Outstanding, April 1, 1994             $0.25-14.85                 1,214,000
   Issued(1)                           $7.50-10.00                   880,578
   Exercised                           $0.25                         (74,000)
Outstanding, March 31, 1995            $0.25-14.85                 2,020,578
   Issued(2)                           $5.56-11.00                   289,963
Outstanding, March 31, 1996            $0.25-11.00                 2,310,541

      (1) The warrants were issued to bridge lenders in connection with the acquisition of the New York System.

      (2) The warrants issued and certain warrant exercise prices revised during the year ended March 31, 1996 were pursuant to anti-dilutive clauses in agreements relating to the warrants.

                              }19


         {
        CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14 - OPTIONS AND WARRANTS (CONTINUED)

      The average purchase price of outstanding warrants at March 31, 1995 and 1996 was $9.51 and $7.72 per share, based on an aggregate purchase price of $20,639,050 and $17,829,083, respectively. Outstanding warrants will expire over a period ending no later than January 2000.

NOTE 15 - OPERATING LEASES

      The Company leases office space in each market it currently operates in under non-cancelable agreements which expire through November 30, 2000, and requires various minimum monthly payments and payment of property taxes, certain maintenance, and insurance.

      The Company leases towers, land and/or building space in each of its operating markets and certain other markets for broadcasting purposes. The leases are non-cancelable agreements expiring through December 2012. Most of the leases have provisions for renewal periods. The leases require various minimum monthly payments and are subject to periodic fixed and inflationary increases.

      The Company leases vehicles for customer service and other corporate use. The agreements are non-cancelable, expire through April 1997 and require various monthly payments. The company is responsible for normal maintenance and insurance.

      Additionally, the Company leases certain office and broadcast test equipment under various lease agreements for periods up to thirty-six months. The company pays various monthly payments and is required to maintain and insure such equipment.

      The approximate minimum rental commitments for operating leases as of March 31, 1996 due in future years is as follows:

                     YEARS ENDING MARCH 31,
                1997                                             $  2,655,000
                1998                                                2,528,000
                1999                                                1,739,000
                2000                                                1,301,000
                2001                                                1,009,000
                Thereafter                                          2,681,000
                    Total                                         $11,913,000

      Total rent expense for the seven-month period ended March
31, 1994 and years ended March 31, 1995 and 1996 was approximately $122,000, $1,080,000 and $2,511,000, respectively.

NOTE 16 - RELATED PARTY TRANSACTIONS

      The Company has entered into various transactions with the BANX Partnership. (See Note 17).

      On May 8, 1995 CAI sold, subject to an option to repurchase exercisable at any time prior to January 1, 1996, all of the issued and outstanding stock of TelQuest, Inc. ("TelQuest") (with a negative net book value of approximately

                              }20


        {CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 16 - RELATED PARTY TRANSACTIONS (CONTINUED)

$70,000) to Wave Holdings, L.L.C., a Delaware limited liability company controlled by Jared E. Abbruzzese, CAI's Chairman and Chief Executive Officer, for $25,000.The gain on this sale of approximately $23,000 was deferred and was not included in income. TelQuest has entered into a Joint Venture and Capital Commitment Agreement with Corotoman pursuant to which Corotoman will fund TelQuest's developmental wireless transmission projects. Those projects could result in TelQuest's involvement in interLATA operations that could violate the MJF, if engaged in by an RBOC or an affiliated enterprise. In May 1996, CAI relinquished its option to repurchase TelQuest for a 2% equity interest in TelQuest Systems, Inc., the operating successor of TelQuest's business.

      In consideration of Mr. Abbruzzese's guaranteeing the obligation of CAI to MMDS Holdings, which permitted CAI to complete the Microband acquisition in January 1995, the CAI Board of Directors awarded options to acquire 150,000 CAI Common Shares at $11.00 per share to Mr. Abbruzzese.

      As of March 31, 1996, the Company has a note payable outstanding of $119,810 owed to Hope Carter. CAI must make a $100,000 principal payment on January 31, 1997, and pay the remaining principal and interest on July 31, 1997. The loan carries a simple annual interest rate of 8%.

Additionally, CAI periodically chartered an airplane owned by Wave Air, Inc., which is primarily owned by Mr. Abbruzzese, in order to carry out business when airline schedules were not compatible. Transactions with Wave Air, Inc. amounted to approximately $103,000 for the year ended March 31, 1996 (none for prior periods).

NOTE 17 - TRANSACTIONS AND AGREEMENTS WITH BELL ATLANTIC AND
NYNEX

      CAI financed the cash consideration of various acquisitions through the issuance of $30,000,000 of Term Notes and Warrants ("Stage I") and $70,000,000 (7,000 shares) of Senior Preferred Stock and Warrants ("Stage II") to BANX Partnership ("BANX") which consists of Bell Atlantic Corporation ("Bell Atlantic") and NYNEX Corporation ("NYNEX"). The Term Notes are convertible into 3,000 shares of Senior Preferred Stock effective with the Stage II closing. The Senior Preferred Stock is convertible into Convertible Voting Preferred Stock, no par value ("Voting Preferred Stock"). The Stage I and Stage II Warrants also relate to the purchase of Voting Preferred Stock which is convertible into common shares on the ratio of 100 common shares to one share of Voting Preferred Stock. The formula to convert Senior Preferred Stock and the Stage I and II Warrants into Voting Preferred Stock is intended to maintain a 45% common stock position for BANX, assuming conversion of all common stock equivalents, including the Voting Preferred Stock.

      CAI  also  entered into a Business Relationship Agreement
(the "BR Agreement")  and  a Securities Purchase Agreement (the
"Purchase Agreement") with BANX dated March 28, 1995.

      The BR Agreement is structured as an election by Bell Atlantic and NYNEX to utilize CAI's transmission systems in specified service areas in their respective operating territories in which CAI currently has an operating wireless system or wireless spectrum rights. The BR Agreement identifies several phases in the relationship between the parties: (I) a study phase during which a technology and operating plan is developed, (ii) after Bell Atlantic or NYNEX, as the case may be, gives notice of its election to implement the BR Agreement in a particular market, a preparatory phase for such market, and (iii) an implementation phase for each market in which a BANX affiliate has elected to implement the BR Agreement, during which CAI commences transmission services.

                              }21


        {CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 17 - TRANSACTIONS AND AGREEMENTS WITH BELL ATLANTIC AND
NYNEX (CONTINUED)

      CAI will receive contractual monthly revenues for use, by the BANX Affiliates, of its transmission system service. Revenues are based on the number of serviceable homes and subscribers in each area, subject to certain minimums which range from $28,000,000 to $34,000,000 (assuming implementation of the BR Agreement in all markets within one year of the Stage II Closing) during the initial five-year term. If the election has been made with respect to less than all of the service areas in both the Bell Atlantic or NYNEX territories, the minimum service revenues are adjusted on the basis of the ratio of the number of serviceable homes in the service areas where the election has been made as compared with the total number of serviceable homes in all of the service areas identified in the agreement.

      The BR Agreement is renewable by the BANX affiliates on a market-by-market basis for successive five-year terms on one year's prior notice if (i) service revenues paid to CAI have exceeded certain specified minimums in the applicable market and (ii) the BANX Affiliates have converted Senior Preferred Stock to Voting Preferred Stock or exercised Warrants for Voting Preferred Stock in an aggregate amount of at least 25% of the aggregate number of shares of Voting Preferred Stock issued upon such conversion or exercise. A price adjuster based on the GDP Implicit Price Deflater applies to increase the minimum service revenue schedule in the renewal period.

NOTE 18  - SUBSEQUENT EVENTS (UNAUDITED)

      On  December  12, 1996, CAI entered  in  a
Modification   Agreement    (the   "Modification
Agreement")  with  various  affiliates  of  Bell
Atlantic  Corporation  and  NYNEX   Corporation,
including  NYNEX  MMDS  Company,  Inc. and  MMDS
Holdings, Inc. (together, the "BANX Affiliates")
and    BANX   Partnership.    The   Modification
Agreement  suspends  the  Business  Relationship
Agreement among CAI and the BANX Affiliates  for
one  year,  including the ability of each of the
BANX Affiliates  to elect to become the marketer
and provider of wireless  cable  services within
various  markets  located  in  their  respective
operating   territories   using  CAI's  wireless
delivery platform.  For the  one-year suspension
period, the Modification Agreement  suspends the
right  of  the  BANX Affiliates to option  these
markets, and, therefore, relieves CAI of (i) its
obligations   to   reserve    its   Multichannel
Multipoint Distribution Service  (MMDS) spectrum
for  imminent  use by the BANX Affiliates  as  a
video  delivery  platform   and   (ii)   related
construction  obligations.   All  deadlines  for
construction and other obligations are tolled for one year and will be reinstated in the event that the BR Agreement is not terminated in accordance with its terms or the terms of the Modification Agreement.

      The  Company's  operating plans, including
digital video, two-way  voice and data, Internet
and  Intranet  access  services   and   testing,
committed   capital   expenditures  and  license
auction  fees,  will require  additional  funds.
Such additional funds  may take the form of debt
or equity securities issuances, borrowings under
loan arrangements or sales  of  assets including
channel rights or wireless cable systems.  CAI's
ability to engage in financings,  asset sales or
acquisition  transactions  is  limited   by  the
contractual arrangements entered into with  BANX
Partnership, and significant transactions likely
will  require  its  prior consent.  In addition,
the Company's 12 1/4% Senior Notes due 2002 (the
"Senior Notes") impose  similar  restrictions on
the  incurrence of additional debt  and  on  the
ability  to  effect asset sales.  Currently, the
Company  is  actively   seeking  to  obtain  $25
million to $50 million of interim collateralized
financing  by April 1997 and  to  secure  longer
term financing through obtaining a new strategic
partner(s)  to  replace  the  BANX  Partnership.
Although   certain    qualified   parties   have
expressed   interest   in   providing    interim
financing  to  the  Company,  CAI  has  not  yet
reached  a  definitive  agreement  with any such
qualified party.  There can be no assurance that
any  additional financings will be available  to
the   Company    on   satisfactory   terms   and
conditions,  if  at   all.   Failure  to  obtain
additional financings or consummate asset sales will have a material adverse effect on the Company.

     No dealer, salesperson or any
other person has been authorized to
give any information or to make any
representations in connection with the
Offerings other than those contained
in this Prospectus, and, if given or
made, such information or
representations must not be relied
upon as having been authorized by the
Company, the Selling Shareholders or
any of the Underwriters.  This
Prospectus does not constitute an
offer to sell, or a solicitation of an
offer to buy, any securities other
than the registered securities to
which it relates or an offer to, or
solicitation of, any person in any
jurisdiction where such an offer or
solicitation would be unlawful.
Neither the delivery of this
Prospectus nor any sale made hereunder
shall, under any circumstances, create
any implication that there has been no
change in the affairs of the Company
since the date hereof or that the
information contained herein is
correct as of any time subsequent to
the date hereof.


                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                 DECEMBER 31,         MARCH 31,
                                                                     1996               1996
                                                                 (UNAUDITED)               *
                       ASSETS
Cash and cash equivalents                                        $19,038,921          $103,263,094
Subscriber accounts receivable, less allowance for bad
  debts of $1,053,000 for December and $1,296,000 for              1,137,205             1,432,674
  March
Prepaid expenses                                                     463,861               698,482
Property and equipment, net                                       72,518,407            52,568,619
Wireless channel rights, net                                     201,988,912           205,973,840
Investment in CS Wireless Systems, Inc.                           99,540,261           113,054,069
Debt service escrow                                               63,846,061            77,621,088
Goodwill, net                                                    124,502,036           131,282,996
Loan acquisition costs, net                                        9,441,832            10,631,263
Other assets                                                       2,540,619             2,268,847
Total Assets                                                    $595,018,115          $698,794,972

                  LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
 Accounts payable                                             $    5,627,728          $  8,244,577
 Accrued expenses                                                 22,092,885            10,186,374
 Senior debt                                                     275,000,000           275,000,000
 Notes payable                                                    37,117,799            43,434,667
 Wireless channel rights obligations                               5,292,600            41,025,866
 Deferred income taxes                                            21,910,000            35,410,000
                                                                 367,041,012           413,301,484

Commitments and contingencies

Mandatorily Redeemable Preferred Stock
  14% Senior convertible preferred stock
  (liquidation value  $70,000,000)                                69,125,005            69,020,002

Series A 8% redeemable convertible preferred stock                         -            18,050,000
Accrued preferred stock dividends                                 15,260,826             5,812,562

                                                                  84,385,831            92,882,564
Shareholders' Equity
 Preferred stock                                                           -                     -
 Common stock, shares issued and outstanding
  March 31, 1996 - 37,829,482
  December 31, 1996 - 40,540,539                                 275,769,414           257,701,130
 Accumulated deficit                                            (132,178,142)          (65,090,206)
                                                                 143,591,272           192,610,924

Total Liabilities and Shareholders' Equity                      $595,018,115          $698,794,972

 * Summarized from the Company's audited Consolidated Balance Sheet as of that date.

           See notes to condensed consolidated financial statements.

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                    NINE-MONTH                     THREE-MONTH
                                                  PERIODS ENDED                   PERIODS ENDED
                                        DECEMBER 31,      DECEMBER 31,    DECEMBER 31,     DECEMBER 31,
                                            1996              1995            1996             1995
REVENUES                               $ 27,737,756       $  20,843,394    $  9,249,978    $  12,951,843
Costs and expenses
  Programming and license                11,989,352           8,555,041       4,129,802        5,144,612
  Marketing                               1,790,734           2,874,222         564,717        1,118,087
  General and administrative             22,223,561          17,755,252       7,882,671        8,717,244
  Depreciation and amortization          24,729,986          17,321,653       8,179,198       11,731,767
                                         60,733,633          46,506,168      20,756,388       26,711,710

    Operating loss                      (32,995,877)        (25,662,774)    (11,506,410)     (13,759,867)

Other income (expense)
  Equity in net loss of affiliate       (13,000,000)                  -      (5,200,000)               -
  Interest income                         5,220,246           3,273,243       1,181,072        3,139,019
  Other income                               99,005              56,207          21,608           15,580
  Interest expense                      (30,316,613)        (13,788,657)    (10,012,060)      (9,980,621)
                                        (37,997,362)        (10,459,207)    (14,009,380)      (6,826,022)

    Loss before provision for income tax
     benefit and minority interest      (70,993,239)        (36,121,981)    (25,515,790)     (20,585,889)

Provision for income tax benefit         13,500,000           6,000,000       4,500,000        6,000,000

    Loss before minority interest       (57,493,239)        (30,121,981)    (21,015,790)     (14,585,889)

Minority interest in loss                         -             321,910               -                -

    Net loss                            (57,493,239)        (29,800,071)    (21,015,790)     (14,585,889)

Preferred stock dividend                 (9,576,367)         (3,095,286)     (3,306,003)      (2,352,021)

    Loss applicable to common stock
     shareholders                      $(67,069,606)       $(32,895,357)   $(24,321,793)    $(16,937,910)

Loss per common share                    $  (1.68)           $  (1.40)        $  (0.60)        $  (0.45)

Average common and equivalent
  shares outstanding                     39,915,020          23,517,014      40,464,356       37,829,482


           See notes to condensed consolidated financial statements.

CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES
             CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (UNAUDITED)

                                                                             Nine-month
                                                                            periods ended
                                                                December 31,            December 31,
                                                                    1996                    1995
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                      $ (57,493,239)          $ (29,800,071)
  Adjustments to reconcile net loss to
    net cash used in operating activities:
    Depreciation and amortization                                  24,729,986              17,668,450
    Equity in net loss of affiliate                                13,000,000                       -
    Deferred income tax benefit                                   (13,500,000)             (6,000,000)
    Loan costs and discounts amortization                           1,487,172               1,357,500
    Minority interest in loss                                               -                (321,910)
    Debt service escrow interest income                               (69,315)             (1,282,833)
    Other                                                                   -                 130,814
    Changes in assets and liabilities,
       net of effects from acquisitions:
       Subscriber accounts receivable                                 246,794                (517,837)
       Other assets                                                   315,663                 (92,241)
    Accounts payable and accrued expenses                           9,646,300                 748,298
       Net cash used in operating activities                      (21,636,639)            (18,109,830)
CASH FLOWS FROM INVESTING ACTIVITIES
   Cash paid for companies, net of cash acquired                            -             (77,943,352)
   Purchase of wireless channel rights                             (4,642,709)            (24,314,941)
   Purchase of property and equipment                             (28,886,102)             (7,513,368)
   Proceeds from the sale of property and equipment                   497,023                 150,433
   Investment in CS Wireless                                          363,900                       -
   Purchase of investments                                                  -                (250,000)
   Proceeds from the sale of investments                           13,844,342                 208,858
   Loans to related parties                                          (800,000)                      -
   Collections from related parties                                   200,000                       -
   Other                                                               (1,205)             (1,786,279)
          Net cash used in investing activities                   (19,424,751)           (111,448,649)
CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from issuance of senior notes, other debt
       and warrants                                                         -             307,931,686
   Payment of senior and other debt                               (43,139,640)            (33,250,000)
   Cash paid for debt service escrow                                        -             (90,638,756)
   Proceeds from issuance of senior preferred stock and warrants            -              70,000,000
   Debt financing costs paid                                                -              (2,212,549)
   Proceeds from issuance of common stock                                   -               1,545,979
   Registry and other stock issuance costs paid                             -              (3,223,005)
   Payment of related party debt                                            -                (100,000)
   Other                                                              (23,143)             (1,006,377)
          Net cash provided by (used in) financing activities     (43,162,783)            249,046,978
          Net increase (decrease) in cash and cash
               equivalents                                        (84,224,173)            119,488,499
Cash and cash equivalents, beginning                              103,263,094               1,201,932
Cash and cash equivalents, ending                               $  19,038,921           $ 120,690,431

          See notes to condensed consolidated financial statements

           CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


Note 1. Basis of Presentation

      The condensed consolidated financial statements include the accounts of CAI Wireless Systems, Inc. and its wholly-owned subsidiaries (the "Company" or "CAI"). The balance sheets presented herein reflect the acquisitions of ACS Enterprises, Inc. and its subsidiaries ("ACS") and Eastern Cable Networks of Washington, Inc. ("ECNW") which were effective as of September 29, 1995. However, consistent with the purchase method of accounting, the statement of operations for the nine and three-month periods ended December 31, 1995 include the operations of ACS and ECNW from September 30, 1995. A 52% owned subsidiary, CS Wireless Systems, Inc. ("CS"), is accounted for on the equity method. Current summarized financial information regarding CS is presented in Note 3 below.

      The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. They do not include all information and notes required by generally accepted accounting principles for complete financial statements.

      In the opinion of the Management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine-month period ended December 31, 1996 are not necessarily indicative of the results that may be expected for the year ending March 31, 1997.

Note 2. Shareholders' Equity

      During the nine-month period ended December 31, 1996, all of the shares of 8% Series A Preferred Stock were converted into 2,637,742 shares of common stock, resulting in an increase of $18,049,955 in common stock. Also during that same period, warrants were exercised in a cashless transaction whereby 75,000 warrants were surrendered for 73,315 shares of common stock with a charge to accumulated deficit and a credit to common stock for $18,329, the warrant conversion value.

Note 3. Investment in CS Wireless Systems, Inc.

      The Company's equity in net loss of affiliate of approximately $13,000,000 is based on CAI's pro-rata share of CS Wireless Systems, Inc.'s net loss of $19,334,000 for the nine-month period ended September 30, 1996, taking into account CAI's complete ownership prior to February 23, 1996, plus CAI's amortization of the excess of its cost less its pro-rata share of equity acquired over a fifteen year period as follows:

      CAI's share of  affiliate's net loss   $11,300,000
      Amortization of CAI's excess cost        1,700,000
            Equity in net loss of affiliate  $13,000,000

      The  summarized  financial  information   disclosed   below  is
extracted   from  CS  Wireless  Systems,  Inc.  unaudited  historical
September 30, 1996 financial statements.

             CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES
   NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Note 3. Investment in CS Wireless Systems, Inc. continued

      The following is an unaudited condensed consolidated balance sheet of CS Wireless Systems, Inc. and Subsidiaries as of September 30, 1996:

ASSETS
Cash and cash equivalents                              $136,844,000
Subscriber receivables, net                               2,232,000
Prepaid expenses and other                                  442,000
Plant and equipment, net                                 41,076,000
Wireless channel rights, net                            172,668,000
Goodwill, net                                            51,746,000
Debt issuance costs and other assets, net                10,302,000
 Total Assets                                          $415,310,000
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Accounts payable and accrued expenses                $    6,773,000
FCC Auction payable                                       8,728,000
Other liabilities                                           644,000
Debt                                                    260,048,000
Deferred income taxes                                     8,668,000
                                                        284,861,000
STOCKHOLDERS' EQUITY
Common stock                                                 10,000
Additional paid-in-capital                              150,980,000
Accumulated deficit                                     (20,541,000)
 Total Stockholders' Equity                             130,449,000
                                                       $415,310,000

      The following is an unaudited condensed consolidated statement of operations of CS Wireless Systems, Inc. and Subsidiaries for the nine months ended September 30, 1996:

Revenues                                               $  15,994,000
Operating expenses:
 Systems operations                                        9,400,000
 General and administrative                                9,726,000
 Depreciation and amortization                            13,853,000
   Total operating expenses                               32,979,000
   Operating loss                                       ( 16,985,000)
Other income (expense):
 Interest income                                           4,907,000
 Interest expense                                        (17,490,000)
                                                        ( 12,583,000)
   Loss before income taxes                              (29,568,000)
Income tax benefit                                        10,234,000
   Net loss                                             $(19,334,000)








       TABLE OF CONTENTS
                          Page

Available Information.........  2
Incorporation of Certain Documents By
  Reference.................... 2
The Company.....................3
Risk Factors....................9
Safe Harbor Under the Private Securities
  Litigation Reform Act of 1995 15
Use of Proceeds............... 15
The Selling Shareholders.......15
Plan of Distribution...........18
Legal Opinion................. 18
Experts....................... 18
Index To Financial Statements..19














                  4,969,091 SHARES







             CAI WIRELESS
            SYSTEMS, INC.






     COMMON STOCK










          FEBRUARY __, 1997

                     SIGNATURES

       Pursuant to the requirements of the Securities
Act of 1933, the  registrant  certifies  that  it has
reasonable  grounds  to believe that it meets all  of
the requirements for filing  on  Form  S-3,  has duly
caused  this  Registration Statement to be signed  on
its  behalf  by  the   undersigned,   thereunto  duly
authorized, in the City of Albany, State of New York on February 14, 1997.

                                     CAI     WIRELESS
SYSTEMS, INC.

                                      By:   /S/
                                            Jared E. Abbruzzese
                                            Chairman and Chief Executive Officer

       Pursuant to the requirements of the Securities
Act,  this  Registration  Statement  has  been signed
below by the following persons in the capacities  and
on  the dates indicated.  Each person whose signature
appears  below hereby constitutes Wayne Barr, Jr. and
Jared E. Abbruzzese,  and  each  of them singly, such
person's true and lawful attorneys,  with  full power
to them and each of them, to sign for such person and
in  such  persons'  name  and  capacity  as indicated
below,  any  and  all amendments to this Registration
Statement,  hereby  ratifying   and  confirming  such
person's signature as it may be signed by said attorneys to any and all amendments.

NAME                       TITLE                                 DATE
/S/                        Chairman, Chief Executive             February 14, 1997
Jared E. Abbruzzese        Officer and Director
                           (Principal Executive Officer)

/S/                        President,Chief Operating Officer     February 14, 1997
John Prisco                and Director

/S/                        Chief Administrative Officer and      February 14, 1997
George M. Williams         Corporate Analyst, Secretary,
                           Treasurer and Director

/S/                        Executive Vice President, Chief       February 14, 1997
James P. Ashman            Financial Officer and Director
                           (Principal Financial Officer)


/S/                         Vice President and                   February 14, 1997
Craig J. Kessler            Corporate Controller
                            (Principal Accounting Officer)

/S/                         Director                             February 14, 1997
Alan Sonnenberg

/S/                         Director                             February 14, 1997
Harold A. Bouton


/S/                         Director                             February 14, 1997
Arthur C. Belanger


/S/                         Director                             February 14, 1997
David M. Tallcott


/S/                         Director                             February 14, 1997
Robert D. Happ
                            (a majority  of  the Board of Directors)

                       PART II

       INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM    14.    OTHER   EXPENSES   OF   ISSUANCE   AND
DISTRIBUTION.

       The   table  below  sets  forth  the  expenses
expected to be  incurred  and  borne  solely  by  the
Company  in  connection  with the distribution of the
Common  Stock  offered hereby.   Selling  commissions
shall  be borne by  the  Selling  Shareholders.   All
amounts shown are estimated, except the Securities and Exchange Commission ("SEC") Registration Fee.


  SEC Registration Fee        $    48.97
  Legal Fees and Expenses       5,000.00
  Accounting Fees and Expenses  3,000.00
  Blue Sky Fees and Expenses        0.00
  Miscellaneous Expenses        1,000.00
     Total                     $9,048.97

To be filed by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       CAI Wireless Systems, Inc. ("CAI") is a
Connecticut corporation.  Sections 33-770 through 33-
778 of the Connecticut General Statutes ("C.G.S.")
provides that a Connecticut corporation may, under certain circumstances, and shall, in other circumstances, indemnify its directors, officers, employees, agents and certain other persons.

       Section 33-771 of C.G.S. provides that (a) except of provided in subsection (d) of Section 33-
771, a Connecticut corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (1) He conducted himself in good faith; and (2) he reasonably believed (A) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, and (B) in all other cases, that his conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, he had no reason to believe his conduct was unlawful. (b) A director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the best interest of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (B) of subdivision (2) of subsection (a) of C.G.S. Section 33-771. (c) The termination of a proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in C.G.S. Section 33-771. (d) A corporation may not indemnify a director under C.G.S.
Section 33-771: (1) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or
(2) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis of that personal benefit was improperly received by him. (e)
Indemnification permitted under C.G.S. Section 33-771 in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding. (f)
Notwithstanding any provision of C.G.S. Section 33-
771 to the contrary, a corporation which was incorporated under the laws of this state, whether under chapter 599 of the general statutes, revised to January 1, 1995, or any other general law or special act, prior to January 1, 1996, shall, except to the extent that the articles of incorporation expressly provide otherwise, provide its directors with the full amount of indemnification that the corporation is permitted to provide to such directors pursuant to C.G.S. Section 33-771 as limited by the provisions of C.G.S. Section 33-775.

       C.G.S. Section 33-772 provides that, unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

       C.G.S. Section 33-773 provides that (a) a corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if: (1) The director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct described in C.G.S. Section 33-771; (2) the director furnishes the corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct; and (3) a determination is made that the facts then known to those making the determination would not preclude indemnification under C.G.S. Sections 33-770 through 33-778, inclusive. (b) The undertaking required by subdivision (2) of subsection (a) of this section must be an unlimited obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.
(c) Determinations and authorizations of payments under C.G.S. Section 33-773 shall be made in the manner specified in C.G.S. Section 33-775.

       C.G.S. Section 33-774 provides that, unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification if it determines: (1) The director is entitled to mandatory indemnification under C.G.S. Section 33-
772, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; or
(2) the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he met the standard of conduct set forth in C.G.S. Section 33-771 or was adjudged liable as described in subsection (d) of C.G.S. Section 33-771, but if he was adjudged so liable his indemnification is limited to reasonable expenses incurred.

       C.G.S. Section 33-775 provides (a) a
corporation may not indemnify a director under C.G.S.
Section 33-771 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth in C.G.S. Section 33-771. (b) the determination shall be made: (1) by the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;
(2) if a quorum cannot be obtained under subdivision
(1) of this subsection, by majority vote of a committee duly designated by the board of directors, in which designation directors who are parties may participate, consisting solely of two or more directors not at the time parties to the proceeding;
(3) by special legal counsel (A) selected by the board of directors or its committee in that manner prescribed in subdivision (1) or (2) of this subsection, or (B) if a quorum of the board of directors cannot be obtained under subdivision (1) of this subsection and a committee cannot be designated under subdivision (2) of this subsection, selected by majority vote of the full board of directors, in which selection directors who are parties may participate; or (4) by the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination. (c) Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subdivision (3) of subsection (b) of this section to select counsel.

       C.G.S. Section 33-776, provides that, unless a corporation's articles of incorporation provide otherwise (1) an officer of the corporation who is not a director is entitled to mandatory indemnification under C.G.S. Section 33-772, and is entitled to apply for court-ordered indemnification under C.G.S. Section 33-774, in each case to the same extent as a director; (2) the corporation may indemnify and advance expenses under C.G.S. Sections
33-770 to 33-778, inclusive, to an officer, employee or agent of the corporation who is not a director to the same extent as to a director; (3) a corporation may also indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contract; and (4) a corporation which was incorporated under the laws of this state, whether under chapter 599 of the general statues, revised to January 1, 1995, or any other general law or special act, prior to January 1, 1996, shall, except to the extent that the articles of incorporation expressly provide otherwise, indemnify and advance expenses under C.G.S. Sections 33-770 to 33-778, inclusive, to each officer, employee or agent of the corporation who is not a director to the same extent as the corporation is permitted to provide the same to a director pursuant to C.G.S. Section 33-771, as limited by C.G.S. Section 33-775.

       C.G.S. Section 33-777 provides that a
corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation, or who, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee or agent, whether or not the corporation would have the power to indemnify him against the same liability under C.G.S. Section 33-
771 or 33-772.

       C.G.S. Section 33-778 provides that (a) A provision treating a corporation's indemnification of or advance for expenses to directors that is contained in its articles of incorporation, bylaws, a resolution of its shareholders or board of directors, or in a contract or otherwise, is valid only if and to the extent the provision is consistent with C.G.S.
Sections 33-770 to 33-778, inclusive. If articles of incorporation limit indemnification or advance of expenses, indemnification and advance for expenses are valid only to the extent consistent with the articles. (b) C.G.S. Sections 33-770 to 33-778, inclusive, do not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with his appearance as a witness in a proceeding at a time when he has not been made a named defendant or respondent to the proceeding.

       Consistent with the statute, CAI has obtained insurance for its directors and officers which supplements the indemnification rights provided to those individuals by C.G.S. Section 33-771 to 33-778, inclusive. Unlike the statute, such policy does not require the standard of conduct required by C.G.S.
Section 33-771, nor does the policy require the undertakings required by C.G.S. Section 33-773 relating to the advances for expenses in connection with the defense of an officer or director in a proceeding.

       Article SIXTH of the Amended and Restated
Certificate of Incorporation of CAI limits the personal liability of directors for monetary damages to CAI and its shareholders for a breach of duty as a director to the amount of the compensation received by the Director for serving CAI during the year of the alleged breach of duty.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

       The following exhibits are filed herewith:
                                                     Page Number
EXHIBIT NO. DESCRIPTION                              (SEE LEGEND)

5         Opinion of Day, Berry & Howard
6         Opinion re discount on capital shares
*
23.1      Consent of Day, Berry & Howard (included in
Exhibit 5)
23.2      Consent of Coopers & Lybrand, L.L.P.
24        Powers of Attorney (See Signature Page)
_______________
LEGEND

*Incorporated by reference to the Exhibit 6 to the Registration Statement on Form S-3 (no. 33-94770).


ITEM 17. UNDERTAKINGS.

A.    The undersigned Registrant hereby undertakes:

             (1)    To file, during any period in
       which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i)    To include any prospectus
       required by Section 10(a)(3) of the Securities
       Act of 1933;

                    (ii)   To reflect in the
       prospectus any facts or events arising after the effective date of the registration statement
       (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;


       PROVIDED, HOWEVER, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the registration statement is on Form S-3 or Form
       S-8 and the information required to be
       included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities
       Exchange Act of 1934 that are incorporated by reference in the registration statement.

             (2)    That, for the purpose of
       determining any liability under the Securities
       Act of 1933, each such post-effective
       amendment shall be deemed to be a new
       registration statement relating to the
       securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3)    To remove from registration by
       means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       B.    The undersigned Registrant hereby
       undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section
       15(d) of the Securities Exchange Act of 1934
       (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange
       Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       C.    Insofar as indemnification for
       liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities
       (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                 EXHIBIT INDEX


                                                      Page Number
EXHIBIT NO. DESCRIPTION                               (SEE LEGEND)


5           Opinion of Day, Berry & Howard

6           Opinion re discount on capital shares            *

23.1        Consent of Day, Berry & Howard
            (included in Exhibit 5)

23.2        Consent of Coopers & Lybrand L.L.P.

24          Power of attorney (See Signature
            Page)


______
LEGEND

* Incorporated by reference to the Exhibit 6 to the Registration Statement on Form S-3 (no. 33-
94770).


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